UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)

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CONMED CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York on Wednesday, May 23, 2018 at 2:00 p.m. (New York time), for the following purposes:

(1)	To elect nine directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3)	To hold an advisory vote on named executive officer compensation;

(4)	To approve the 2018 Long-Term Incentive Plan; and

(5)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The shareholders of record at the close of business on April 5, 2018, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Even if you plan to attend the Annual Meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

/s/ Heather L. Cohen

Heather L. Cohen Secretary

April 12, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2018

The Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2017 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.investorvote.com/CNMD.

i

CONMED CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2018
The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, May 23, 2018 at 2:00 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy, the Company’s Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K, are being mailed on or about April 12, 2018, to all shareholders of record on April 5, 2018, which is the record date for the Annual Meeting. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the meeting and voting in person.
The persons named as proxies are Todd W. Garner and Daniel S. Jonas, who are, respectively, the Executive Vice President, Chief Financial Officer and the Executive Vice President, Legal Affairs & General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of the mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.
Votes at the Annual Meeting will be tabulated by a representative of Computershare, which has been appointed by the Company’s Board of Directors to serve as the inspector of election.
VOTING RIGHTS

The holders of record of the 28,041,953 shares of Common Stock outstanding on April 5, 2018 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting.

With respect to Proposal (1), the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described below on page 2 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Proposals (2) and (4) require the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. Proposal (3) requires the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2), (3) and (4) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1), (3) and (4) are considered “non-discretionary” items and shareholders who do not submit any voting instructions to their brokerage firm will not have their shares counted in determining the outcome of these proposals at the Annual Meeting. This is known as a “broker non-vote.” The broker non-votes will be treated in the same manner as votes present. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

As of April 5, 2018, the closing price of a share of Common Stock on the NASDAQ Stock Market was $63.09.

PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING
There are four proposals expected to be submitted for shareholder approval at the Annual Meeting, one which is advisory in nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on executive compensation. The fourth proposal concerns approval of the 2018 Long-Term Incentive Plan. These proposals are more fully described below.
PROPOSAL ONE: ELECTION OF DIRECTORS
At the Annual Meeting, nine directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any Board-nominated director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may recommend, to the extent this is not prohibited by the Company’s by-laws and applicable law. The nine director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board of Directors of the Company, subject to the majority voting standard adopted by the Board of Directors and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a candidate will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Shareholders are not entitled to cumulative voting rights.
Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or re-election is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.
The Board of Directors presently consists of ten directors. Directors generally hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors. The Company has a policy in its Corporate Governance Principles under which non-executive directors are expected to offer not to stand for reelection upon having completed 15 years of service as a director. For directors who have completed 15 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Executive directors are not subject to the 15-year tenure limit. Jo Ann Golden, a current director, has reached the limit of permitted service under the Company's Corporate Governance Principles, and, consequently did not stand for renomination, and has not been nominated for reelection, for the 2018-19 term.

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Name	Age	Served as Director Since	Principal Occupation or Position with the Company
David Bronson	65	2015
Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent, and is an audit committee financial expert.

Brian P. Concannon	60	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.
Charles M. Farkas	66	2014	Advisory Partner at Bain & Company; former Global Co-Head of Bain’s Healthcare Practice; Director of the Company. As noted below, the Board of Directors has determined that Mr. Farkas is independent.
Martha Goldberg Aronson	50	2016
Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE:  ECL); Former President of North America, Hill-Rom Holdings, Inc. (NYSE:  HRC); Former Senior Vice President, Medtronic (NYSE:  MDT); Director of the Company; Director of Methode Electronics, Inc. (NYSE: MEI); Director of Cardiovascular Systems, Inc. (NASDAQ: CSII); and Director Clinical Innovations, LLC.  As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Curt R. Hartman	54	2014	President & Chief Executive Officer of the Company; Director of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker (NYSE: SYK).
Dirk M. Kuyper	61	2013
Owner and CEO of Precision Machinists Company, Inc.; former President and CEO of Illuminoss Medical; former President and CEO of Alphatec Spine (NASDAQ:  ATEC); Director of the Company.  As noted below, the Board of Directors has determined that Mr. Kuyper is independent.

Jerome J. Lande	42	2014
Head of Special Situations for Scopia Capital Management L.P.; Former Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company;  Director for Itron, Inc. (NASDAQ: ITRI). As noted below, the Board of Directors has determined that Mr. Lande is independent.

Mark E. Tryniski	57	2007
President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU); former partner of PricewaterhouseCoopers LLP; Chairman of the Board of the Company and previous Lead Independent Director; Director of New York Bankers Association; and Director of the New York Business Development Corporation.  As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is an audit committee financial expert.

John L. Workman	66	2015
Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. Director of Universal Hospital Services; Director of Federal Signal Corp. (NYSE:  FSS) and former Director for Care Capital Properties (NYSE:  CCP).  As noted below, the Board of Directors has determined that Mr. Workman is independent, and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under the heading Corporate Governance Matters – Directors, Executive Officers and Nominees for the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.
PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2018, subject to shareholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018. Neither our certificate of incorporation nor our by-laws require that shareholders ratify the appointment of our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. The affirmative vote of a majority of votes cast at the meeting is the threshold for shareholder ratification of the appointment for 2018. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The Board of Directors unanimously recommends a vote “FOR” this proposal.
PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.
The Compensation Discussion and Analysis (“CD&A”) beginning on page 24 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our shareholders.
The Board encourages shareholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.
Accordingly, we are asking shareholders to approve the following non-binding resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review the voting results when evaluating our executive compensation programs.
The Company’s current policy is to provide shareholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of shareholders. The next advisory vote on the compensation of our NEOs will occur at the Company’s 2019 annual meeting of shareholders.
The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.
PROPOSAL FOUR: 2018 LONG-TERM INCENTIVE PLAN
On February 27, 2018, upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the 2018 Long-Term Incentive Plan (the “Proposed Plan”), subject to approval by our shareholders. The Proposed Plan was adopted in order to ensure that there will be sufficient shares available for the grant of equity awards, and to reflect changes to the Company’s equity grant practices. The Proposed Plan will be applicable only to awards granted on or after the date the Proposed Plan is approved by our shareholders (the “Effective Date”). The Proposed Plan replaces the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by shareholders on May 16, 2006, and the Company’s Amended and Restated 2015 Long-Term Incentive Plan (the “Amended and Restated Long-Term Incentive Plan”), which was approved by our shareholders on May 28, 2015. Certain significant ways in which Proposed Plan terms differ from the terms of the Amended and Restated Long-Term Incentive Plan are summarized below, as are certain material terms of the Proposed Plan itself. These summaries are qualified in their entireties by reference to the complete text of the Proposed Plan, which is attached hereto as Exhibit A.

The Proposed Plan provides for the issuance of equity-based awards covering up to an additional 4,400,000 shares of Common Stock, together with the 33,684 shares of Common Stock already reserved under the 2006 Plan, and the 39,700 shares of Common Stock already reserved and available for issuance under the Amended and Restated Long-Term Incentive Plan, in both cases as of April 5, 2018. These shares will represent approximately 1,359,691 “full value” awards, taking into account the fungible share counting method to be used with the Proposed Plan as described further below under “Fungible Share Counting Method”. In addition, the Proposed Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and developments in our compensation practices in recent years, and includes a double-trigger change in control provision; prohibition on dividends or dividend equivalents on unvested awards; and prohibitions against repricing stock options or stock appreciation rights (“SARs”), repurchasing out-of-the-money options or SARs or subjecting stock options or SARs to automatic reload provisions, in each case, without the approval of the Company’s shareholders.

Based on our current granting practices, which include granting primarily stock option awards, our Board believes that the additional 4,400,000 shares available for grant under the Proposed Plan (taking into account the fungible share counting method to be used with the Proposed Plan and described below) would provide sufficient shares for equity-based compensation needs of the Company for approximately four years following the effective date of the Proposed Plan. This estimate is based on our average burn rate over the past three years (3.4%), multiplied by the weighted average shares outstanding for 2017, increased by 10% for estimated growth. Actual issuances could be materially different from this estimate. The Company’s three-year average annual burn rate for 2017 is below the Institutional Shareholder Services (“ISS”) burn rate threshold of 5.69% applied to our industry.

Currently, the Amended and Restated Long-Term Incentive Plan is authorized to issue 2,000,000 shares of Common Stock, of which approximately 39,700 shares remain available for grant, and the 2006 Plan is authorized to issue 1,000,000 shares, of which approximately 33,684 are reserved. Based on our burn rate discussed below, we estimate that our remaining shares available for grant will be insufficient to sustain our current grant practices beyond 2018. Therefore, if shareholders do not approve the Proposed Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited, and could, among other things:

•
Inhibit alignment with shareholders. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company awards equity compensation to our named executive officers, as well as other employees, in order to align their interests with those of shareholders, to encourage long-term retention, and to provide a counter-balance to the incentives offered by the Company’s Executive Bonus Plan, which reward the achievement of comparatively short-term performance goals.

•	Impede ability to attract and retain talent. The successful implementation of our business objectives depends largely on our ability to attract, retain and reward talented employees.

•
Increase volatility in reported earnings and compensation expense. Replacing equity-settled awards with cash-settled awards could increase compensation expense and could contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. This would increase the cost of compensation if our stock price appreciates and lead to unpredictable quarterly results.

Burn Rate

The following table sets forth information regarding awards granted and earned, the burn rate for each of the last three fiscal years and the average burn rate over the last three years.

Burn Rate Summary

		FY 2017	FY 2016	FY 2015	Average
A	Stock options and SARs granted(1)	848,000	1,001,000	609,000	819,333
B	Restricted stock and restricted stock units granted(1)	29,000	83,000	126,000	79,333
C	Performance share units(1)	—	—	100,000	33,333
D	Net increase in diluted shares due to equity awards(A+B+C)(1)	877,000	1,084,000	835,000	931,999
E	Weighted average shares outstanding	27,939,000	27,804,000	27,653,000	27,798,667
F	Burn rate(D/E)(2)	3.1%	3.9%	3.0%	3.4%
_____________
(1) Reflects the gross number of shares underlying awards made to employees during the respective year.

(2) Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.

Share Overhang

Following the approval of the Proposed Plan by our shareholders, the total potential dilution or “overhang” (as commonly calculated) resulting from the Proposed Plan would be 28.0%. The overhang is calculated as follows, in each case as of March 31, 2018: (x) the sum of (1) 4,400,000 shares newly-available under the Proposed Plan, (2) 3,248,189(1) shares underlying previously granted outstanding awards, and (3) 193,598 shares reserved or remaining available for grant under all employee and non-employee director plans, including 39,700 shares under the 2015 Long-Term Incentive Plan, 33,684 shares reserved under the 2006 Plan and 120,214 under the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan, divided by (y) 28,032,460 shares outstanding. If the calculation assumed the newly-available shares under the Proposed Plan using the fungible share counting method described below, the overhang would be 17.0%. The Company takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to our shareholders resulting from equity award grants to our senior employees, including alignment with shareholder interests, outweigh the potential dilutive effect of grants under the Proposed Plan.

(1) Outstanding awards include 3,033,582 stock options and SARs with a weighted average exercise price of $47.28 and weighted average contractual term of 8.5 years and RSUs and PSUs of 214,607 with a weighted average grant date fair value of $42.24.

Summary of Significant Changes to the 2018 Long-Term Incentive Plan

Increase in Share Authorization

Currently, the Amended and Restated Long-Term Incentive Plan is authorized to issue 2,000,000 shares of Common Stock, of which 39,700 shares remained available for grant as of April 5, 2018 and the 2006 Plan is authorized to issue 1,000,000 shares of Common Stock, of which 33,684 shares are reserved as of April 5, 2018. In order to ensure that there will be sufficient shares for grant in future years, the Proposed Plan increases the total number of shares authorized for issuance, by 4,400,000 shares, which, after giving effect to the fungible share counting method described below, would permit the issuance of up to 4,473,384 shares underlying stock options or up to 1,359,691 shares underlying “full value” awards.

Fungible Share Counting Method

We believe it is important to manage stockholder dilution that could arise as a result of our equity incentive programs. Currently, shares granted under the Amended and Restated Long-Term Incentive Plan and 2006 Plan are counted against each plan's respective share reserve as one (1) share for every share granted, regardless of the form of award. Shares granted under the Proposed Plan as full-value awards will be counted against the Proposed Plan’s share reserve as 3.29 shares for every share granted. Shares granted under the Proposed Plan pursuant to stock options or SARs will continue to be counted against the Plan’s share reserve on a one-to-one basis. This method of depleting the share reserve under the Proposed Plan (commonly referred to as “fungible share” counting) is intended to balance potential stockholder dilution concerns with the Company’s desire to have flexibility to grant the types of equity awards that are most appropriate for a particular recipient in a particular set of circumstances.

Other Changes
The Proposed Plan reflects the following additional changes, among others:

•
Minimum Vesting Requirement: The Proposed Plan provides for a 12-month minimum vesting period for all awards made under the Proposed Plan; during this 12-month period, no portion of an award made under the Proposed Plan shall vest. Under the Proposed Plan, up to 5% of the shares of the Company’s stock available for grant may be granted with a shorter minimum vesting period.

•
Change in control treatment of outstanding awards: The Proposed Plan clarifies treatment on a change in control, including with respect to the Committee’s authority, upon a change in control where the consideration paid to the Company’s stockholders includes contingent value rights, to value outstanding awards taking into account such contingent consideration or entitle holders of awards to a share of the contingent consideration.

•
Changes Related to Tax Reform: Currently, the Amended and Restated Long-Term Incentive Plan contains certain features that were intended to permit awards granted under the Amended and Restated Long-Term Incentive Plan to constitute “performance-based compensation” under Section 162(m) of the Code and qualify for an exception to the limitation on the tax deductibility of these awards that would otherwise be applicable with respect to certain covered persons. These features included, among others, annual limitations on the number of stock options or SARs that could be granted to individual recipients, annual limitations on the amount of awards that could be granted to individual recipients that were intended to constitute “performance-based compensation” and certain requirements regarding the administration of the Amended and Restated Long-Term Incentive Plan and awards thereunder with respect to certain covered persons. As described in greater detail under “Compensation Discussion & Analysis - Deductibility of Executive Compensation”, under recent tax legislation, there is generally no longer an exception to the deductibility limit for qualifying “performance-based compensation” other than with respect to certain arrangements in place as of November 2, 2017. Accordingly, the Proposed Plan no longer includes these features.

•	Other Changes: The Proposed Plan makes other clarifying and administrative changes.

Overview of the Proposed Plan

The purpose of the Proposed Plan is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging employees of the Company and its subsidiaries who provide important services to the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company’s stockholders. To achieve these purposes, the Company may grant awards (“Awards”) of options, restricted shares, restricted share units, SARs, performance shares, performance share units and other equity-based awards to key employees selected by the Compensation Committee, all in accordance with the terms and conditions set forth in the Proposed Plan. The Proposed Plan includes numerous features designed to reflect our commitment to good corporate governance practices. For example, consistent with best practices, the Proposed Plan prohibits the payment of dividends on unvested awards (including awards subject to performance-based vesting) and repricing and reloads of stock options and stock appreciation rights without shareholder approval.

Administration

The Proposed Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its number or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may allocate among its members and, to the extent permitted by applicable law, delegate to any person who is not a member of the Committee any of its administrative responsibilities. The Committee may delegate its authority to grant Awards to Participants to the Company’s Chief Executive Officer, subject to the limits of the Proposed Plan and terms and limitations as the Committee shall determine.

Amendment

The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time.

Eligibility

All employees of the Company and its subsidiaries who have demonstrated significant potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Proposed Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries to receive equity awards consistent with legal requirements. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, participation in any other grant of an Award.

Shares Subject to the Proposed Plan; Other Limitations of Awards

Subject to adjustment as provided in Section 17 of the Proposed Plan, the number of shares of Common Stock which shall be available for the grant of Awards under the Proposed Plan shall be equal to the number of shares available for grant or reserved under the Amended and Restated Long-Term Incentive Plan and the 2006 Plan, plus an additional 4,400,000 shares. Any shares of Common Stock granted as Awards other than Stock Options and SARSs shall be counted against this limit as 3.29 shares for every share granted. The shares of Common Stock issued under the Proposed Plan may be authorized and unissued shares, treasury shares or shares acquired in the open market specifically for distribution under the Proposed Plan, as the Company may from time to time determine.

The Compensation Committee has the authority, and the obligation, to adjust the number of shares of Common Stock issuable under the Proposed Plan and to adjust the terms of any outstanding Awards, in any such manner as it deems appropriate to prevent the enlargement or dilution of rights, or otherwise with respect to Awards, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the capitalization of the Company.

Types of Awards

Awards under the Proposed Plan may consist of: (i) stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options) granted pursuant to Section 7 of the Proposed Plan (“Stock Options”), (ii) performance shares granted pursuant to Section 8 of the Proposed Plan (“Performance Shares”), (iii) performance share units granted pursuant to Section 8 of the Proposed Plan (“Performance Share Units”), (iv) stock appreciation rights granted pursuant to Section 9 of the Plan (“SARs”), (v) restricted shares granted pursuant to Section 10 of the Proposed Plan (“Restricted Shares”), (vi) restricted share units granted pursuant to Section 10 of the Proposed Plan (“Restricted Share Units”) and (vii) other types of equity-based Awards which the Committee determines to be consistent with the purpose of the Proposed Plan and the interests of the Company, granted pursuant to Section 11 of the Proposed Plan (“Other Awards”). Awards of Performance Shares, Performance Share Units, Restricted Shares, Restricted Share Units and Other Awards may provide the Participant with voting rights but may not provide for the payment of dividends or dividend equivalents, in each case, prior to vesting. The Compensation Committee shall establish the option price at the time each Stock Option is granted, which price shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant. Stock Options shall be exercisable for the period specified by the Compensation Committee, but in no event may Stock Options be exercisable for a period of more than ten years after their date of grant. Notwithstanding any other provision of the Proposed Plan to the contrary, all Awards under the Proposed Plan shall be subject to (a) a 12-month minimum vesting period for all awards made under the Proposed Plan; during this 12-month period, no portion of an award made under the Proposed Plan shall vest; and (b) the Company’s Recoupment Policy, as it may be amended from time to time. Under the Proposed Plan, up to 5% of the shares of the Company’s stock available for grant may be granted with a shorter minimum vesting period.

Double Trigger Change in Control

The Proposed Plan provides that, unless awards are not assumed, awards accelerate vesting only if a participant experiences an involuntary or constructive termination of employment within two years after a change in control of the Company, and any performance shares or performance share units will be deemed to be earned based on the level of actual performance through the date of the employment termination with respect to all open performance periods. If awards are not assumed, the awards will vest upon the change in control, with performance conditions deemed to be earned based on the level of actual performance through the date of the change in control with respect to all open performance periods.

New Proposed Plan Benefits

Awards granted under the Proposed Plan will be determined based on the discretion of the Compensation Committee and therefore cannot be calculated.  There is no formula used to determine the number or value of awards. As a result, we cannot determine the number or type of Awards that will be granted under the Proposed Plan to any participant. If the Proposed Plan had been in effect for the 2017 fiscal year when awards were granted, the benefits or amounts received by, or allocated to, our named executive officers, other executive officers and non-executive officers and employees would have been identical to the benefits or amounts actually received by or allocated to such persons under the Amended and Restated Long-Term Incentive Plan and the 2006 Plan in that the proposed terms of the Proposed Plan would not have an impact on the amount or nature of the awards the Committee issued for the 2017 fiscal year. The awards granted during the 2017 fiscal year under the Amended and Restated Long-Term Incentive Plan are set forth in the table below. (No awards were granted during the 2017 fiscal year under the 2006 Plan.)

Amended and Restated Long-Term Incentive Plan
Name and Position	Dollar value ($)(1)	Number of Units(2)
Curt R. Hartman President and Chief Executive Officer	$1,602,641	159,150
Luke A. Pomilio Executive Vice President, Finance and Chief Financial Officer	$483,360	48,000
Patrick J. Beyer President, International	$573,990	57,000
Nathan Folkert Vice President & General Manager, U.S. Orthopedics	$429,608	37,600
Stanley W. (Bill) Peters Vice President & General Manager, U.S. Advanced Surgical	$332,310	33,000
Current executive officers as a group (includes NEOs)	$4,929,007	479,350
Employees other than executive officers as a group	$3,746,360	348,750

1.	Dollar value reflects the grant date fair value of all stock options and restricted stock units granted in 2017.

2.	Includes stock options and restricted stock units awarded in 2017.

3.
Non-employee directors of the Company currently receive awards granted under our Amended and Restated 2016 Non-Employee Director Equity Compensation Plan rather than the Amended and Restated Long-Term Incentive Plan, and the Company expects that future awards to non-employee directors would be made under the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan rather than under the Proposed Plan.

U.S. Federal Tax Considerations

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to Awards. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Recipients of Awards are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their Awards.

Stock Options and SARs

The grant of an option or SAR will create no tax consequences for the recipient or the Company. A recipient will not recognize taxable income upon exercising an incentive stock option (“ISO”) (except that the alternative minimum tax may apply). Upon exercising an option (other than an ISO) or SAR, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable shares (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA (Social Security and Medicare) taxation in respect of such amounts. The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“employment taxes”) do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the date of exercise of the ISO over the exercise price, and (ii) the amount realized upon the disposition of the ISO shares over the exercise price.  Otherwise, a recipient’s disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term (which will always be the case for ISOs if the holding periods are met) capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in option shares generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Restricted Stock Units and Performance Stock Units

A recipient of a restricted stock unit (whether time-vested or subject to achievement of performance goals) will not be subject to income or FICA taxation at grant (unless the restricted stock unit is vested at grant, in which case FICA taxation applies at grant). Instead, a recipient will be subject to FICA taxation at the time any portion of such award vests and will be subject to income tax at ordinary rates on the fair market value of the Common Stock or the amount of cash received on the date of delivery in settlement of the restricted stock unit. The recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock will be equal to the fair market value of the Common Stock (if any) received on the delivery date, and the recipient’s holding period (for capital gain purposes) with respect to such Common Stock will begin at the delivery date. Gain or loss resulting from any sale of Common Stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the length of the holding period.

Restricted Stock
Generally, a recipient of a restricted stock Award will not recognize ordinary income at grant unless the Award is vested at grant. Instead, the recipient generally will recognize ordinary income when the restricted stock becomes vested, equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock (and such excess will be subject to employment taxes). The recipient may, however, file an election with the Internal Revenue Service to recognize ordinary income, as of the grant date, equal to the excess, if any, of the fair market value of the shares on the grant date over any amount paid by the participant in exchange for the shares. The recipient’s basis for determining gain or loss upon the subsequent disposition of shares acquired pursuant to the award will be the amount paid for the stock plus any ordinary income recognized either when the shares are received or when the stock becomes vested. Upon the disposition of any shares received pursuant to the award, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long- or short-term depending on the period the recipient held such shares after the vesting date.
Deduction

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock (or cash) pursuant to an award of restricted stock units or performance stock units, the vesting of restricted stock or the exercise of a stock option or SAR. The Company will not be entitled to any tax deduction with respect to an ISO if the recipient holds the Common Stock for the required holding period prior to disposition of the Common Stock, and is generally not entitled to a tax deduction with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” under Section 162(m) of the Code. The definition of “covered employees” includes the Company’s chief executive officer, chief financial officer, and three other most highly paid executive officers, plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016. The recent legislative changes to Section 162(m) of the Code are described in “Compensation Discussion and Analysis - Deductibility of Executive Compensation.”

Additional Medicare Tax

A recipient of an award will also be subject to a 3.8% tax on the lesser of (i) the recipient’s “net investment income” for the relevant taxable year and (ii) the excess of the recipient’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the recipient’s circumstances). A recipient’s net investment income generally includes net gains from the disposition of shares.

Section 409A

If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.

The Board of Directors unanimously recommends a vote "FOR" this proposal.
OTHER BUSINESS
Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.
SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
Any shareholder desiring to present a proposal to the shareholders at the 2019 Annual Meeting, which currently is expected to be scheduled on or about May 22, 2019, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 13, 2018. All such proposals should be in compliance with applicable SEC regulations. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2019 Annual Meeting or to propose nominees for election as directors at the 2019 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 2.10 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company between February 21, 2019 and March 23, 2019.

CORPORATE GOVERNANCE MATTERS
DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR THE BOARD OF DIRECTORS
Directors
DAVID BRONSON (age 65) has served as a Director of the Company since July 2015. Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. In that role, he developed and executed strategies to improve profitability and returns on capital, and he led the deal process, due diligence and pre-close integration efforts for the acquisition of PSS by McKesson. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He was a Director and a member of the Audit Committee of Labsco, Inc. until 2016 and was a Director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.
Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the health-care industry in particular, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, health care services matters provides an important perspective to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.
BRIAN P. CONCANNON (age 60) has served as a Director of the Company since July 2013. Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) headquartered in Braintree, Massachusetts, that provides blood management technologies and services to hospitals, blood collectors and plasma biopharmaceutical companies worldwide from April 2009 to October 2015. He joined Haemonetics in 2003 and served in various roles to include the President, Global Markets in 2006 and the Chief Operating Officer in 2007-2009. In April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Immediately prior to joining Haemonetics, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon is also a member of the board of directors of South Shore Health System since January 2014 and was elected Vice-Chair in January 2017. Mr. Concannon was also appointed as the Civilian Aide to the Secretary of the Army for Massachusetts in October 2017. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the Securities and Exchange Commission.
Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.
CHARLES M. FARKAS (age 66) has served as a Director of the Company since July 2014. Mr. Farkas has spent the past 38 years at Bain & Company. Mr. Farkas became an Advisory Partner effective July 1, 2015.  Prior to this, Mr. Farkas was a Senior Partner at Bain & Company, served as the Global Co-Head of Bain's Healthcare Practice and advised leading medical technology and pharmaceutical companies in the United States, Europe, and Asia. He also advised academic medical centers and provider organizations in the United States. Mr. Farkas advised chief executives and senior managers in a wide variety of industries on issues critical to long-term success, including strategy, mergers and acquisitions, and operational effectiveness. He has served as the managing director of Bain Canada and as the global leader of Bain & Company's Financial Services practice. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the Board of Harvard Medical School and the John A. Hartford Foundation and is a Corporator of Partners Healthcare. Mr. Farkas is also a special advisor to Altamont Capital Partners, where he advises on and supports their investments in small-cap healthcare businesses. The Board of Directors has determined that Mr. Farkas is independent within the meaning of the rules of the Securities and Exchange Commission.
Mr. Farkas’ qualifications for election to CONMED’s Board include his decades of consulting experience advising chief executives and senior management regarding business strategy in a variety of industries. Mr. Farkas is a highly-respected leader with a strong academic background, and he offers the other directors new strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry.
Mr. Farkas was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC (“Coppersmith Capital”) and certain of its affiliates.
MARTHA GOLDBERG ARONSON (age 50) was appointed to the Board on February 23, 2016. Ms. Goldberg Aronson has had responsibility for global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010-2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the United States and Internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also serves on the board of directors of Methode Electronics, Inc. (NYSE: MEI), Cardiovascular Systems, Inc. (NASDAQ: CSII) and Clinical Innovations, LLC. The Board of Directors has determined that Ms. Goldberg Aronson is independent within the meaning of the rules of the Securities and Exchange Commission.
Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global healthcare markets, including leadership roles within medical device companies, including her experience in marketing and talent development. She has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.
JO ANN GOLDEN (age 70) has served as a Director of the Company since May 2003. Ms. Golden is a certified public accountant and was the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPAs, LLC, an accounting firm, through her retirement in July 2012. Ms. Golden was a member of the Board of Directors of the Bank of Utica and Chair of the Audit & Examining Committee through December 2017. Ms. Golden is a past President of the New York State Society of Certified Public Accountants (the “State Society”), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden was a president of the New York State Society’s Foundation for Accounting Education. Ms. Golden is a current member of the State Society’s Professional Ethics Committee. Ms. Golden served as a member of the governing Council of the American Institute of Certified Public Accountants (“AICPA”), and was a member of the AICPA’s Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. in Mathematics from the State University College of New York at New Paltz, and a B.S. in Accounting from Utica College of Syracuse University. The Board of Directors has determined that Ms. Golden is independent, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.
Ms. Golden’s qualifications for election to CONMED’s Board include her financial and accounting expertise, acquired through her experience as a partner of Dermody, Burke and Brown, CPAs as well as her vast service to the State Society. Ms. Golden’s experience and background with a professional accounting firm bring a different perspective to the Board than that offered by other directors.
CURT R. HARTMAN (age 54) has served as President & Chief Executive Officer of the Company since November 9, 2014 after serving as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) (NYSE: SYK) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President, CFO of Stryker from April 2009 to October 2012. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard Advanced Management Program Certificate from the Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.
Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as both Chief Executive Officer and Interim Chief Executive Officer of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective.
Mr. Hartman was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC and certain of its affiliates.
DIRK M. KUYPER (age 61) has served as a Director of the Company since July 2013. Mr. Kuyper is the owner and CEO of Precision Machinists Company, Inc since December 2014. Prior to this, Mr. Kuyper served as President and CEO of Illuminoss Medical, Inc., a privately-held medical device company specializing in minimally invasive, patient customized orthopedic implants for the treatment of bone fractures. Prior to joining Illuminoss in April 2013, Mr. Kuyper served as a consultant for a number of medical device companies including Benvenue Medical, Inc. From June 2007 to August 2012, Mr. Kuyper served as the President & CEO, and President of Global Commercial Operations, and as a member of the board of directors, of Alphatec Spine, Inc. (NASDAQ: ATEC). Prior to his work for Alphatec, Mr. Kuyper served in several executive capacities including as President and as Executive Vice President and Chief Operating Officer for Aesculap, Inc.’s North American operations in Center Valley, Pennsylvania. Since January of 2016 Mr. Kuyper has served as an advisor to PorOsteon, Inc., a medical device manufacturer. Mr. Kuyper has a Bachelor’s of Science degree from the University of Miami. The Board of Directors has determined that Mr. Kuyper is independent within the meaning of the rules of the Securities and Exchange Commission.
Mr. Kuyper’s qualifications for election to CONMED’s Board include his experience as an active CEO of a smaller, entrepreneurial medical device company, as the former CEO of a publicly-traded medical device company, and the former president of a large medical device company. Mr. Kuyper offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.
JEROME J. LANDE (age 42) has served as a Director of the Company since March 2014. As of April 4, 2016, Mr. Lande is the Partner, Head of Special Situations for Scopia Capital Management L.P. (“Scopia”). Prior to Scopia, Mr. Lande was the Managing Partner of Coppersmith Capital, which he co-founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small-cap deep value fund where Mr. Lande was responsible for all areas of portfolio management. He served as a Vice President of MCM from February 2002 to January 2005 and as an Associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande also serves on the Board of Directors, Audit and Finance Committee and the Value Enhancement Committee for Itron, Inc. (NASDAQ: ITRI). Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the Securities and Exchange Commission.
Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers the perspective of a professional investor, with 20 years of experience investing in healthcare companies in general and medical device companies in particular. He brings a distinct focus on governance, capital markets and shareholder matters to the Board.
Mr. Lande was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC and certain of its affiliates.
MARK E. TRYNISKI (age 57) has served as a Director of the Company since May 2007 and was the Lead Independent Director from May 2009 until he became Chairman of the Board in February 2014. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006. From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the Board of Directors of the New York Bankers Association as well as the New York Business Development Corporation. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego. The Board of Directors has determined that Mr. Tryniski is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.
Mr. Tryniski’s qualifications for election to CONMED’s Board include his extensive experience as an active Chief Executive Officer of a public financial institution as well as his financial and accounting expertise acquired through his experience as an audit partner with PricewaterhouseCoopers LLP. His exposure to, and familiarity with, banking and financial matters offers a number of contacts and level of familiarity with financial matters that is unique on the Board. Further, his experience engaging with shareholders makes him well-suited to serve in the role of Chairman of the Board.
JOHN L. WORKMAN (age 66) was appointed to the Board in July 2015. Mr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. At Omnicare, he improved operating efficiencies through a focus on customer service and returned the company to growth and stability. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation (now Encompass Health Corporation), where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation, where he implemented successful cost reduction and lean manufacturing programs and led a turnaround of the company’s European operations. Mr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chairman of the Board and Audit Committee Chair of Universal Hospital Services, a company owned by a private equity fund, and a Director and Audit Committee Chair of Federal Signal Corp (NYSE: FSS). Mr. Workman also served on the Board of Care Capital Properties from August 2016 until its merger with Sabra Health Care REIT in August 2017. Mr. Workman received his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. The Board of Directors has determined that Mr. Workman is independent and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.
Mr. Workman’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry in particular, as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.
The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Kuyper, Lande, Tryniski, and Workman and Ms. Goldberg Aronson and Ms. Golden have no material relationship with the Company and are independent under the standards of the NASDAQ Stock Market. The independent directors meet in executive session during each in-person Board meeting.
The Company’s Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Mr. Hartman’s employment is at-will. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.
Executive Officers
TERENCE M. BERGE (age 48) joined the Company in June 1998 as Assistant Corporate Controller and served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. On April 1, 2015, Mr. Berge was promoted to Vice President, Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.
PATRICK J. BEYER (age 52) joined the Company as President of CONMED International in December 2014. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he led Stryker Europe from 2005-2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer graduated from Kalamazoo College with a BA in Economics, Western Michigan University with an MBA in Finance and Harvard Business School’s Advanced Management Program.
HEATHER L. COHEN (age 45) joined the Company in October 2001 as Associate Counsel and served as Deputy General Counsel from March 2002 to February 2015 and as the Company’s Secretary since March 2008. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary and in April 2015 her title changed to Executive Vice President, Human Resources & Secretary. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.
NATHAN FOLKERT (age 43) joined the Company as the Vice President, General Manager, U.S. Orthopedics in September 2015. Prior to joining CONMED, Mr. Folkert served in leadership positions with Zimmer, most recently as the President, Trauma Division from January 2013 to June 2015, prior to this as the General Manager, Canada from January 2010 to January 2013 and other managerial positions from 2007 to 2010. Prior to Zimmer, Mr. Folkert was employed by Wheelchair Professionals from 2005 to 2007 and by Stryker Corporation from 2000 to 2005. Mr. Folkert graduated with a B.S. degree in Political Science from the United States Military Academy at West Point and also earned his M.B.A. from the University of Notre Dame Mendoza College of Business.
TODD W. GARNER (age 49) joined the Company as Executive Vice President & Chief Financial Officer on January 2, 2018. Prior to joining CONMED, he served as Vice President - Investor Relations for C.R. Bard, Inc. from 2011 until December 29, 2017. Mr. Garner’s prior roles with C.R. Bard, Inc. include Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 through 2011, Director of Financial Reporting from 2005 through 2007 and the Controller of the

Reynosa Operations from 2003 through 2005. Prior to working at C.R. Bard, Inc., Mr. Garner was the acting CFO and Controller at Echopass Corporation (currently Genesys Corporation) from 2000 to 2003, the Controller and Value Planning Manager at Futura Industries, Corp. from 1997 to 2000, Accounting Manager at Excel Communications in 1997 and Accounting Coordinator at Verizon from 1995 to 1996. Mr. Garner began his career with Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds an MBA from the University of Texas - Pan American, and a B.S. in accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.
DANIEL S. JONAS (age 54) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.
JOHN (JED) E. KENNEDY (age 60) joined the Company in September 2012 as Vice President and General Manager, Visualization and Endomechanical. In January 2015, Mr. Kennedy became Vice President and General Manager, U.S. Endoscopic Technologies. Prior to joining the Company, Mr. Kennedy served as President and Chief Executive Officer of Viking Systems, Inc. from January 2010 to September 2012. Mr. Kennedy had formerly served as President and Chief Operating Officer of Viking Systems, Inc. from October 2007 to December 2009.  Prior to October 2007, Mr. Kennedy was the President of the Vision Systems Group at Viking Systems, Inc. From January 1997 to September 2007, Mr. Kennedy held various executive positions with Vista Medical Technologies, Inc. Prior to joining Vista Medical Technologies, Inc., Mr. Kennedy held various positions in Manufacturing, Quality Engineering and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University.
JOHONNA PELLETIER (age 45) joined the Company in 2005 as Tax Director. Effective April 1, 2015, Ms. Pelletier was promoted to Treasurer and Vice President, Tax. Prior to joining the Company, she was employed by PricewaterhouseCoopers LLP where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a B.S. degree in Accounting from Le Moyne College.
STANLEY W. (BILL) PETERS (age 43) joined the Company as Vice President and General Manager, U.S. Advanced Surgical in January 2015. Prior to joining the Company, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker Corporation in December 2013. Prior to this, Mr. Peters served as an executive with EndoGastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker Corporation in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a B.B.A. degree in Finance.
LUKE A. POMILIO (age 53) joined the Company as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. In March 2013, Mr. Pomilio’s title was changed to Executive Vice President, Controller and Corporate General Manager. Effective April 1, 2015, Mr. Pomilio was promoted to Executive Vice President, Finance & Chief Financial Officer, a position he held until January 2, 2018, when he retired from the position of CFO and became a special Advisor to the Chief Financial Officer pursuant to a retirement Letter Agreement dated November 2, 2017, as previously disclosed by the Company. Prior to his employment with the Company, Mr. Pomilio was employed as a manager with Price Waterhouse LLP. Mr. Pomilio is a certified public accountant and graduated with a B.S. degree in Accounting from Clarkson University.
WILFREDO RUIZ-CABAN (age 53) joined the Company as the Executive Vice President, Quality Assurance & Regulatory Affairs in September 2015 and in February of 2016 was named Executive Vice President, Quality Assurance, Regulatory Affairs and Operations. Prior to joining the Company, Mr. Ruiz served as the Director, Americas Global Manufacturing from June 2015 to September 2015 and prior to this as the Worldwide Quality Operations Director from August 2012 to June 2015 with Johnson & Johnson, DePuy Synthes. Prior to Johnson & Johnson, Mr. Ruiz served as the Senior Manufacturing Director for Medtronic from June 2009 to August 2012. Mr. Ruiz also held a number of managerial positions in manufacturing and quality operations. Mr. Ruiz graduated from Cornell University with a B.S. degree in both Electrical and Material Science Engineering and a G.M.B.A. from the Thunderbird School of Global Management.
PETER K. SHAGORY (age 49) joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 20 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining the Company, Mr. Shagory led the strategy and business development efforts for Cardinal Health's Medical Products Group within the Medical Segment from June

2013 to May 2015 where he played a key role in Cardinal Health’s entry into the interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from January 2004 to mid-2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned an MBA from Dartmouth’s Tuck School of Business and a B.S. in Finance from Miami University in Oxford, Ohio.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES,
LEADERSHIP STRUCTURE AND RISK OVERSIGHT
During 2017, the full Board of Directors met seven times in person or by telephone conference, and twice by unanimous written consent. Each director attended 100% of the total 2017 full board meetings.
The Board of Directors has a leadership structure with a Chairman, whose role is to set an agenda for meetings and to preside at the meetings of the full Board of Directors. The Board has also decided, for the time being, to spread the work of positions as chairs of the four (4) Board committees. The Board has opted to separate the roles of the Chairman and the CEO at this time. While the Board may change this structure in the future, the separation of the roles is believed to be appropriate at this time to allow the Chairman to focus on corporate governance and succession planning while the CEO can simultaneously focus on the management of the Company’s operations.
The role of the Board of Directors with respect to oversight of risk is to regularly review a risk management matrix maintained by management, with the CEO informing the Board of any changes during the course of the year as they arise. In addition, the Board regularly receives periodic update reports both from the Chief Executive Officer and from executive management with respect to selected risks that the Board may be monitoring until such risks are resolved.
Board Committees:
The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee

John L. Workman, Chair	Dirk M. Kuyper, Chair	Brian P. Concannon, Chair	Charles M. Farkas, Chair
David Bronson	Charles M. Farkas	David Bronson	Brian P. Concannon
Jo Ann Golden	Martha Goldberg Aronson	Martha Goldberg Aronson	Jerome J. Lande
Mark E. Tryniski	Jerome J. Lande	Dirk M. Kuyper	Mark E. Tryniski

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (h) the oversight of the Company’s response to claims involving potential financial fraud or ethics matters. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met five times during 2017. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Compensation Committee currently consists of four independent directors. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s CEO and the CEO's direct reports. The Compensation Committee met six times during 2017. All then-current members of the Compensation Committee attended every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Corporate Governance and Nominating Committee currently consists of four independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Corporate Governance and Nominating Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for shareholder proposals for the Annual Meeting, (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). With respect to diversity, the Corporate Governance and Nominating Committee, as well as the full Board, believes that diversity should be considered with respect to expertise and experience in managing companies both public and private, in financial matters, in experience with United States and international business, and in the medical field in a variety of functions and areas, as well as with respect to the background and gender of directors. In this regard, the Corporate Governance and Nominating Committee, as well as the full Board, is committed to creating a Board with diversity of expertise, experience, background and gender and is committed to seeking to identify, recruit and advance candidates offering such diversity in future searches. The Corporate Governance and Nominating Committee met four times during 2017. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Strategy Committee currently consists of four independent directors. As stated in its charter, the Strategy Committee is responsible for overseeing the long-term strategy of the Company, risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures of the Company. The Strategy Committee met twelve (12) times in 2017. All members of the Strategy Committee attended every meeting, with the exception of one director who was unable to attend one meeting that was convened on short notice due to an unavoidable scheduling conflict. The current Strategy Committee Charter is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.

AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the NASDAQ Stock Market and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Messrs. Bronson, Tryniski and Workman and Ms. Golden qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a Charter that was last amended by the Board of Directors on February 25, 2013. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations).
Management is responsible for CONMED’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of CONMED’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter. In this regard, during 2017 the Company hired a Vice President of Internal Audit, who reports directly to the Audit Committee.
In this context, the Audit Committee met five times during 2017 and held numerous discussions with management and with the independent registered public accounting firm, including executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).
CONMED’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the shareholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.
Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in CONMED’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.
Submitted by the Audit Committee,

John L. Workman (Chair)	David Bronson
Jo Ann Golden	Mark E. Tryniski

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT
The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the NASDAQ Stock Market, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors in March 2011. A copy of the amended and restated charter is available on the Company’s web site in the corporate governance tab of the investor relations section.
The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. The Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered, although the Corporate Governance and Nominating Committee and the Full Board are committed to creating a Board with diversity, including diversity of expertise, experience, background, and gender and is committed to identifying, recruiting, and advancing candidates offering such diversity in future searches. The Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, reputation, experience with businesses and other organizations of comparable size as executives, directors or in other leadership positions, an understanding of finance and financial reporting processes, a corporate governance background, the ability to dedicate significant time for service on the Company’s Board of Directors, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In this regard, the Corporate Governance and Nominating Committee also looks for the skills and expertise required to satisfy the listing requirements of the NASDAQ Stock Market, on which CONMED’s stock is traded.
During 2017, the Corporate Governance and Nominating Committee considered and made changes to the Committee membership of the Board by accepting Mr. Tryniski’s request to step down from the Corporate Governance and Nominating Committee, and appointing Ms. Goldberg Aronson to the Corporate Governance and Nominating Committee.
The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2019 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).
Submitted by the Corporate Governance and Nominating Committee,

Brian P. Concannon (Chair)	David Bronson
Martha Goldberg Aronson	Dirk M. Kuyper

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareholders who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica, New York 13502 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will attend the Annual Meeting of Shareholders, absent exceptional circumstances. Historically, all directors have attended the Annual Meeting of Shareholders, and all directors then in office were present at the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”).
ETHICS DISCLOSURE
The Company has adopted, as of March 31, 2003, and updated on February 28, 2017, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available on the Company’s website in the corporate governance tab of the investor relations section (http://www.conmed.com/en/about-us/investors/investor-relations), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which will alert the Chair of the Audit Committee of the Board of Directors if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and December 31, 2016, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2017 and December 31, 2016, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2017	2016
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$1,897,400	$1,912,200
Audit of Internal Control over Financial Reporting	Included above	Included above
SEC Registration Statements	$—	$8,500
Total Audit Fees	$1,897,400	$1,920,700
Audit Related Fees:
Advisory Services	$—	$—
Tax Fees:
Tax Compliance and Consulting Services	$497,081	$536,800
All Other Fees:
Research Service License	$1,800	$1,800
Total Fees and Expenses	$2,396,281	$2,459,300

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2017 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 38, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

Name	Title
Curt R. Hartman	Chief Executive Officer
Luke A. Pomilio*	Executive Vice President, Finance & Chief Financial Officer
Patrick J. Beyer	President, CONMED International
Nathan Folkert	Vice President & General Manager, U.S. Orthopedics
Stanley W. (Bill) Peters	Vice President & General Manager, U.S. Advanced Surgical

*On January 2, 2018, Todd W. Garner commenced employment with the Company as the Company’s Executive Vice President and Chief Financial Officer. In connection with Mr. Garner’s hiring, Mr. Pomilio ceased serving as Executive Vice President, Finance & Chief Financial Officer of the Company and assumed the role of Special Advisor to Mr. Garner in accordance with the letter agreement previously entered into between the Company and Mr. Pomilio.

Quick CD&A Reference Guide
Executive Summary	Section I
Objectives and Philosophy	Section II
Compensation Decision-Making Process	Section III
Competitive Market Analysis	Section IV
Elements of Executive Compensation	Section V
Additional Compensation Policies and Practices	Section VI

I.	Executive Summary

Our compensation program is designed to reward executives for focus and achievement of the Company’s short- and long-term performance goals. This is important, as our Company’s performance is very much dependent on the talents, skills and engagement of our people. We measure Company performance by growth in sales and earnings, and these goals are directly reflected in our annual bonus plan. Strengthening our stock price performance over the long-term is also a focus as we continue this strategic transformation; as such, our equity incentives are delivered as stock options and, to a lesser degree, restricted stock units (“RSUs”). Finally, our executives are measured by their individual contributions to the Company’s success, and this is reflected in a small portion of the annual bonus as well as in base salary adjustments.
Overview of Pay Program
Our pay program is reflective of our business strategy, our desire to fairly and appropriately pay our executive team, and our desire to align management with shareholder interests.
While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and the appropriate mix of different forms of equity compensation. In addition, the Compensation Committee believes that senior executives who have greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with the value he or she brings to the Company-wide performance.

Our executive pay program consists of three major elements:

Base Salary
•     Individual salaries are established at time of hire and adjusted thereafter by committee discretion
•     Designed to be competitive within the market and industry, and to reflect individual performance and contribution

Short-Term Incentive (“STI”)
•     Cash incentives intended to reward the achievement of annual Company financial goals as well as individual accomplishments and contributions
•     For 2017, cash performance measures were Total Net Sales (FX Adjusted) and Adjusted EPS, as well as individual performance goals

Long-Term Incentives (“LTI”)
•     Equity awards with lengthy vesting periods for retentive purposes as well as to focus executives on long-term share price appreciation, which are intended to align shareholder and management interests
•     For 2016 and 2017, equity was delivered as stock options and RSUs
•     Outstanding equity awards include performance share units (“PSUs”) awarded to our CEO in 2015

Target Pay
To promote the performance-based culture as described above, and to align the interests of management and shareholders, our executive compensation program focuses on variable compensation. Our CEO’s and other NEO’s target pay mix in 2017 illustrate this:

Compensation Program Governance

Best Practices We Employ
Majority of NEO compensation tied to long-term performance
Equity awards granted in 2015 and beyond require a double trigger for Change in Control vesting acceleration
Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs
Appropriate caps on incentive plan payouts
Compensation committee is comprised entirely of independent directors
Compensation committee engages an independent consultant
Compensation committee regularly meets in executive session without management present
Annual risk assessment of the compensation program
Robust holding requirements until minimum share ownership requirements are achieved
Minimum vesting schedule of at least 12 months for equity awards
Incentive program designs do not encourage excessive risk taking
Hedging is not permitted
Our equity plan does not allow repricing of underwater options without shareholder approval
We do not provide executive perquisites
Excise tax-gross ups are not permitted
We do not pay dividends on unvested equity awards

2017 Say-on-Pay Vote Results
The Compensation Committee reviewed the voting results on the advisory resolution, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation programs and noted 98.5% of the shares that were voted by shareholders at the 2017 Annual Shareholders meeting voted in favor of the compensation program. The Compensation Committee believes that these voting results reflect strong shareholder support for our current compensation practices. Accordingly, we did not make significant changes to our executive compensation practices or programs based on the results of the vote. The Compensation Committee will continue to review our executive compensation program as well as consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

II.	Objectives and Philosophy

CONMED’s executive compensation program reflects the following principles:

•	Attract, retain and motivate top talent.

•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as facilitate executive retention.

•	Align the executives’ interests with those of shareholders through long-term incentives linked to specific performance of objective goals.

III.	Compensation Decision-Making Process

Role of Board of Directors and Compensation Consultant
The Compensation Committee oversees all aspects of compensation for the CEO and the CEO's direct reports ("the Executive Team"). The Compensation Committee structures the executive compensation program to balance the goals of linking pay-to-performance and creating alignment with shareowner interests with the challenge of retaining and motivating a qualified Executive Team to provide business continuity and strategic leadership.
In the fall of 2015, the Compensation Committee, after a thorough review process, retained Radford as its independent compensation consultant in connection with the compensation paid to the Executive Team, and to review director compensation. Radford does not provide any material services to management and the Compensation Committee has determined that it does not have any business or personal relationship with any member of the Committee or management.

In determining executive compensation, the Compensation Committee obtains input and advice from Radford, and reviews recommendations from our CEO and the Executive Vice President of Human Resources with respect to the performance and compensation of our other Executive Team members. The Board of Directors, upon recommendation from the Compensation Committee, reviews and approves CEO and NEO compensation.
Risk Assessment
The Compensation Committee annually evaluates the Company’s compensation programs to assess whether such programs as designed or administered would facilitate or encourage excessive risk-taking by employees. The Committee has concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all of the Executive Team.

IV.	Competitive Market Analysis

Our compensation committee utilizes a comparative framework to help define specific peer companies and several other survey data sources to help with the assessment.

Primary Market (Peer Companies)	Secondary Market (Survey Data)	Data Sources
• Specific peers in the medical device and healthcare equipment industry with a similar business and financial profile	• Broader, size-appropriate comparisons in the medical device industry	• Public SEC filings for specific peers • Radford Global Life Sciences Survey

We regularly review this competitive data which includes data with respect to salary, bonus, and equity across a range of percentiles. There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet and the benchmark data reviewed includes a range from the 25th percentile to the 75th percentile. This data is but one factor considered in our evaluation. Other factors considered include the scope of the executive’s role within our Company, the performance of the individual, and the expected future contributions of the individual.

2017 Peer Group
Each year the Compensation Committee works with our independent compensation consultant to review compensation for similar positions at other corporations within a designated peer group of companies to help ensure that the Company’s overall compensation levels, and the components thereof, are appropriate.
Our 2017 Peer Group was as follows:

Align Technologies	Hill-Rom Holdings	Orthofix International
Analogic Corporation	Integra Life Sciences	Sirona Dental Systems
Cantel Medical	Invacare Corporation	NX Stage Medical
Globus Medical	Masimo Corporation	Teleflex Incorporated
Greatbatch	Merit Medical Systems	West Pharmaceutical Services
Haemonetics Corporation	NuVasive

As our Company evolves, we continue to revisit and refine, as needed, this peer group. To select peers for 2018, we worked with Radford to consider companies which generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x CONMED’s current market capitalization, now ranging from $500 million to $4.3 billion;

•	Revenue – 1/3 to 3x CONMED’s trailing twelve-month revenue, now ranging from $250 million to $2.4 billion;

•	Headcount – 1/3 - 3x CONMED’s current headcount, now ranging from 1,000 to 10,000.

As a result of CONMED’s growth in revenues and market capitalization, some of the companies that formerly were within the peer group no longer fit within these criteria, and others now were added. Consequently, we removed the following companies, and added the following companies:

Removed Company	Reasoning	New for 2018
Hill-Rom	Market value (~$5.0 billion), revenue (~2.7 billion) and headcount are above the range
Teleflex	Market value (~$10.7 billion) and headcount (12,600) are above the range	• ICU Medical • Natus Medial
Sirona Dental	Acquired by Dentsply in September 2015 and no compensation data is available for FY16

Added Company	Reasoning
ICU Medical	Market value (~$3.6 billion), revenues (~$772 million) and headcount (2,803) are within the range
Natus Medical	Market value (~$1.2 billion), revenues (~$445 million) and headcount (1,160) are within the range

V.	Elements of Executive Compensation

NEO compensation primarily consists of base salary, annual incentive awards, and annual grants of equity awards. These elements are in line with the level of responsibility and impact on our results for each executive.
Base Salary
An NEO’s salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO along with the Executive Vice President of Human Resources in reviewing and approving the base salaries of the Executive Team (other than the CEO).
In making his recommendation for the Executive Team, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.
As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, the CEO’s contribution and his responsibilities. No fixed formula or target percentile is established for setting the base salary. The salary adjustments in 2017 were as follows.

NEO	2017 Base Salary		2016 Base Salary		% Change
Curt R. Hartman	$745,500		$710,000		5.0%
Luke A. Pomilio	$392,700		$385,000		2.0%
Patrick J. Beyer	£292,329	[1]	£278,409	[1]	5.0%
Nathan Folkert	$357,035		$353,500		1.0%
Stanley W. (Bill) Peters	$350,243		$343,375		2.0%
_________________

(1)
Mr. Beyer is located in the U.K and his base salary for 2017 and 2016 was paid in British pounds. Mr. Beyer’s salary in U.S. dollars would be $396,110 and $343,291 for 2017 and 2016, respectively, using spot exchange rates at December 29, 2017 and December 30, 2016 (the last business day of the year) of £0.738 and £0.811 to U.S. $1.00 respectively.

Executive Bonus Plan
The Company maintains the shareholder-approved Executive Bonus Plan, which may be used to pay incentive compensation to the Company executives, including our NEOs. The Executive Bonus Plan, which was adopted in connection with the Company’s 2017 Annual Meeting of Shareholders, replaced in its entirety the Company’s 2012 Executive Bonus Plan. The Executive Bonus Plan is effective for performance periods commencing on or after January 1, 2018; annual bonuses made to the NEOs in respect of 2017 were made under the 2012 Executive Bonus Plan. For the NEOs, annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.
Executive Bonus Plan Performance Goals for 2017
The Executive Bonus Plan performance goals for 2017 were established by the Compensation Committee in February 2017. The bonus payment is conditioned upon the achievement of certain threshold goals and is measured on a sliding scale between threshold and maximum performance. For 2017, each NEO’s bonus was based on three metrics: (i) Total Company Net Sales (Fx Adjusted) ; (ii) non-GAAP adjusted Cash Earnings Per Share (“Adjusted EPS”); and (iii) individual performance goals. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) varies by position, as follows:

	Threshold	Target	Maximum
Curt R. Hartman
Net Sales (FX Adjusted)	22.5%	45.0%	90.0%
Adjusted EPS	22.5%	45.0%	90.0%
CEO Goals	0.0%	10.0%	20.0%
Total	45.0%	100.0%	200.0%

Luke A. Pomilio
Net Sales (FX Adjusted)	15.0%	30.0%	60.0%
Adjusted EPS	12.5%	25.0%	50.0%
CFO Goals	0.0%	10.0%	20.0%
Total	27.5%	65.0%	130.0%

Patrick J. Beyer
Net Sales (FX Adjusted)	10.0%	20.0%	40.0%
Adjusted EPS	10.0%	20.0%	40.0%
International Goals	7.5%	15.0%	30.0%
Total	27.5%	55.0%	110.0%

Nathan Folkert
Net Sales (FX Adjusted)	10.0%	20.0%	40.0%
Adjusted EPS	10.0%	20.0%	40.0%
Orthopedics Goals	5.0%	10.0%	20.0%
Total	25.0%	50.0%	100.0%

Stanley W. (Bill) Peters
Net Sales (FX Adjusted)	10.0%	20.0%	40.0%
Adjusted EPS	10.0%	20.0%	40.0%
Advanced Surgical Goals	5.0%	10.0%	20.0%
Total	25.0%	50.0%	100.0%

The corporate goals were set and measured as follows:

Net sales (FX adjusted) goals were in the $770 million to $805 million range with payouts from 50% to 200%.  The target was $792.2 million for 100% payout.  Net Sales (FX Adjusted) is calculated by taking GAAP sales and adjusting for the impact of actual foreign exchange rates versus budgeted foreign exchange rates and other non-eligible bonus elements.

Adjusted EPS goals were in the $1.85 to $2.09 range with payouts from 50% to 200%.  The target was $1.97 for 100% payout.  Adjusted EPS for these purposes is adjusted for unusual items, including restructuring charges, changes in tax or accounting rules, acquisitions or other special or nonrecurring events. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

In addition, each NEO’s annual bonus was subject to performance goals specific to the individual’s areas of responsibility:

•	Mr. Hartman’s goals included the development and implementation of strategic initiatives;

•	Mr. Pomilio’s goals included the development and implementation of strategic and operational initiatives;

•	Mr. Beyer’s goals included specific targets relative to the International business;

•	Mr. Folkert’s goals included specific targets relative to the U.S. Orthopedics business;

•	Mr. Peters’ goals included specific targets relative to the U.S. Advanced Surgical business.

2017 Actual Payouts

For 2017, the Company achieved:

•	Net Sales (FX Adjusted) of $785.6 million, which is 85.2% of target

•	Adjusted EPS of $1.87, or 58.0% of target, includes a $0.02 adjustment for non-bonus eligible elements.

Below is a reconciliation of GAAP to Adjusted EPS (in $ thousands):

	Twelve Months Ended December 31, 2017
	Gross Profit	Selling & Administrative Expense	Operating Income	Tax Expense / (Benefit)	Effective Tax Rate	Net Income	Diluted EPS
As reported	$431,041	$351,799	$46,935	$(26,755)	(93.1)%	$55,487	$1.97
% of sales	54.1%	44.2%	5.9%
Restructuring costs	2,903	(1,347)	4,250	1,419		2,831	0.10
Business acquisition costs	—	(2,336)	2,336	847		1,489	0.05
Legal matters	—	(17,480)	17,480	5,681		11,799	0.42
Tax reform	—	—	—	32,058		(32,058)	(1.14)
	$433,944	$330,636	$71,001	$13,250		$39,548	$1.40
% of sales	54.5%
Amortization of intangible assets	$6,000	(15,295)	21,295	7,530		13,765	0.49
Adjusted earnings		$315,341	$92,296	$20,780	28.0%	$53,313	$1.89
Non-bonus eligible elements							(0.02)
Adjusted EPS							$1.87

Applying these results, as well as the achievement of the individual performance goals for each NEO, bonuses were earned as follows:

NEO	Bonus Target (as % of Base Salary)	Net Sales (Fx Adjusted) Achieved	Adjusted EPS Performance Achieved	Individual Performance Achieved	FY 2017 Actual Performance Achieved (as % of target bonus)	FY 2017 Earned Bonus (as % of base salary)	FY 2017 Earned Bonus ($)
Curt R. Hartman	100%	85%	58%	100%	74%	74%	$554,950
Luke A. Pomilio	65%	85%	58%	100%	77%	50%	$196,586
Patrick J. Beyer	55%	85%	58%	73%	72%	40%	$156,523	[1]
Nathan Folkert	50%	85%	58%	25%	62%	31%	$111,181
Stanley W. (Bill) Peters	50%	85%	58%	30%	63%	32%	$110,817
_________________

(1)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. These components were converted to U.S. dollars using an exchange rate of £0.738 to U.S. $1.00, which was the spot rate as of December 29, 2017 (the last business day of the year).

Discretionary Bonuses
The Compensation Committee has the discretion to award discretionary bonuses in recognition of exceptional individual performance, including awards upon the recommendation of the CEO. For 2017, the Committee recommended and the Board supported, a discretionary bonus of $23,713 (6.0% of annual base salary) to Mr. Beyer based on his exceptional performance in 2017. As noted above, Mr. Beyer is paid in British pounds. This discretionary bonus was converted to U.S. dollars using an exchange rate of £0.738 to U.S. $1.00, which was the spot rate as of December 29, 2017 (the last business day of the year).
Annual Equity Compensation
We believe our long-term incentive awards align the interests of NEOs with those of shareholders, encourage long-term retention, and provide an appropriate balance to the short-term incentives offered by the Company's annual incentive bonus program for NEOs. Given our growth strategy, we believe that an appropriate long-term emphasis on stock price appreciation is appropriate, which creates an immediate, strong alignment of shareholder and management interests. Accordingly, a significant portion of our long-term equity awards are granted in the form of stock options or stock appreciation rights (“SARs”). We also utilize RSUs, when appropriate, to emphasize retention and stock ownership given the grants have value immediately upon vesting. We have evaluated the use of Performance Share Units (“PSUs”) and have elected not to use this vehicle in our current annual equity program at this time and instead have elected to use stock options which we believe more closely align the interests of our executives (including our NEOs) to the long term interests of shareholders. We have used PSUs in the instance of the 2015 grant of PSUs to Mr. Hartman as described below. The Compensation Committee believes this approach is consistent with its philosophy that those employees, the NEOs in particular, who are in a position to most directly impact corporate performance should have the highest risk/reward potential tied to corporate performance. Equity compensation awards to our NEOs are mainly granted under our Amended and Restated 2015 Long-Term Incentive Plan (the “LTIP”) or, in certain circumstances, the 2006 Stock Incentive Plan. If the proposed 2018 Long-Term Incentive Plan receives the requested shareholder approval, future equity compensation awards to our NEOs will be mainly granted under the 2018 Long-Term Incentive Plan. The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President of Human Resources. Additionally, the Committee reviews the annual and aggregate dilutive impact of our equity grants. CONMED’s burn rate for 2017 as well as our 3-year average burn rate approximates the 50th percentile of our 2017 Peer Group.
For 2017, our executive equity grants consisted of RSUs and stock options, as set forth below:

NEO	# RSUs	# Options
Curt R. Hartman	—	159,150
Luke A. Pomilio	—	48,000
Patrick J. Beyer	—	57,000
Nathan Folkert	1,600	36,000
Stanley W. (Bill) Peters	—	33,000

Our NEOs were granted annual awards of RSUs and stock options effective March 1, 2017, following the review of 2016 performance at the February 2017 Board meeting. The RSUs and stock option awards vest ratably over four and five years, respectively, with 25% and 20% of each award vesting annually. Although annual grants are generally intended to incentivize future performance, in determining the size of grants, the Committee may consider, among other factors, individual contributions and performance during the preceding fiscal year. The exercise price on all outstanding stock options and SARs is equal to the quoted closing price of the stock on the date of grant. Stock options, SARs, RSUs and PSUs are generally nontransferable other than on death and expire ten years from date of grant. The Company has a policy against cash buyouts of underwater stock options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by shareholders.
These equity grants, as well as the annual equity grants made to NEOs since 2015 under the LTIP, are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the award agreement) within two years following the change in control (as defined in the applicable award agreement).

VI.	Additional Compensation Policies and Practices

Retirement Benefits

All employees in the United States, including the U.S. based NEOs, are eligible to participate in the Retirement Savings Plan and were eligible to participate in the Retirement Pension Plan if employed by the Company prior to May 14, 2009. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.
Retirement Pension Plan
As of May 14, 2009, pension accruals under the CONMED Corporation Retirement Pension Plan were frozen and participants do not accrue any additional benefits after that date.
Retirement Savings Plan
The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. Effective January 1, 2010, the Savings Plan was amended to provide a 100% matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation.
Benefits Restoration Plan
The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a funded nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of incentive compensation and to receive seven percent (7%) matching contributions or other contributions from the Company that would otherwise be unavailable under our Savings Plan because of limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.
A participant is 100% vested in the participant’s contributions and any earnings. During 2017, the Company’s match and any discretionary contributions to a participant’s deferred compensation account vested subject to a “Rule of 65”, which is defined so that vesting occurs when the sum of the participant’s age plus years of service equal to 65. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors. During 2017, the Board of Directors amended the vesting requirements to bring them into alignment with those of the Savings Plan, which provides for vesting of 20% of any Company contributions for each year of service, such that an employee is 100% vested in any Company contribution after five (5) years of service. The new vesting provisions will be applied retroactively to all participants effective as of January 1, 2018.

Recoupment Policy
In the interest of further aligning the interests of the NEOs with those of our shareholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the Executive Bonus Plan or recipient of performance-based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs.
Stock Ownership Guidelines
The Company’s stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholder. The ownership guidelines cover the Executive Team of the Company, including all NEOs. The guidelines are as follows:

Position	Required Salary Multiple
President and CEO	4x base salary
CFO	3x base salary
All other executive officers	1x base salary

The following share types are included under these guidelines: shares directly owned, shares jointly owned and estimated net after tax shares of unvested RSUs and vested in-the-money Stock Options, also on an after-tax basis. Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.
All NEOs were in compliance with the guidelines as assessed as of December 31, 2017.
Anti-Hedging Policies
The Company also prohibits its Executive Team and directors from holding any derivatives of Common Stock other than those issued by the Company. The intention of this policy is to align the interests of senior management with those of the holders of the Common Stock.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the tax deductibility of compensation in excess of $1,000,000 per year paid by a public company to its “covered employees.” Prior to federal tax reform enacted in December 2017, Section 162(m) included an exception to this limitation on deductibility for qualifying “performance-based compensation” (as defined under applicable tax regulations).  The Committee considers deductibility as one factor when making a decision regarding executive compensation.  2017 performance-based annual incentive bonuses and performance-based equity compensation paid under the shareholder-approved LTIP and Executive Bonus Plan were structured in a manner intended to constitute qualifying “performance-based compensation” under Section 162(m).

Under the new tax legislation, for taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is currently uncertain).  Also under the new legislation, the definition of “covered employees” has been expanded to include a company’s chief financial officer, in addition to the chief executive officer and three other most highly paid executive officers, plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016.

The Committee continues to evaluate the changes to Section 162(m) and retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate, including to recognize performance, meet market demands and retain key executives.

Employment Contracts
As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except as may be customary in regions outside of the United States.
Mr. Hartman’s Compensation Arrangements
Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter provides Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below.
Mr. Hartman was awarded an equity grant on February 24, 2015 (“CEO Performance Award”) in the form of PSUs under the LTIP. The CEO Performance Award provides for a target number of 100,000 PSUs, with the actual number of PSUs earned ranging from 0% to a maximum of 200% of target depending on the Company’s total shareholder return relative to the S&P 1500 Health Care Equipment Select Index over the performance period of January 1, 2015 to December 31, 2019:

Relative Performance	Percentage of Target Units Earned
+15.8% above index	200%
+11.0% above index	150%
+8.2% above index	125%
+5.7% above index	100%
+3.6% above index	75%
+2.0% above index	50%
Below +2.0% above index	0%

The PSUs will be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs (at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. Mr. Hartman did not earn any portion of the 20,000 PSUs as of December 31, 2017. In general, Mr. Hartman must remain employed through the applicable vesting date in order to receive payment in respect of earned PSUs. If Mr. Hartman becomes disabled or dies during the performance period, unvested PSUs will immediately become vested on a pro rata basis measured based on the number of months completed from January 1, 2015 until the termination date, relative to 60 months, with the number of vested PSUs deemed to be earned based on the level of actual performance achieved through the termination date. Currently, the Company’s total shareholder return is below the index.
Upon a “change in control” of the Company (as defined in the CEO Performance Award agreement), outstanding unvested PSUs will be deemed to be earned based on the level of performance actually achieved through the change in control date. In order to balance the risks of an outsized payment for a change in control occurring early in the performance period and take into account Mr. Hartman’s influence on the Company’s stock price, the number of PSUs earned is subject to downward adjustment for a change in control prior to the fifth year of the performance period, with the magnitude of the adjustment based on the change in control price, as follows:

	Percentage of Units Earned for a Change in Control (within the following periods after commencement of the Performance Period):
Price at Change in Control Date	0-12 months	13-24 months	25-36 months	37-48 months	49-60 months
$60 or less	20%	40%	60%	80%	100%
$60-$80	30%	40%	60%	80%	100%
$80-$105	45%	50%	60%	80%	100%
Above $105	60%	60%	60%	80%	100%

Earned PSUs will not automatically vest on a change in control, but will remain outstanding and continue to vest, subject to Mr. Hartman’s continued employment, upon the vesting dates described above, or earlier upon a termination of Mr. Hartman’s employment by the Company other than for “cause” or by Mr. Hartman for “good reason” (each as defined in the award agreement) within two years following the change in control.
The goal of the CEO Performance Award was to present Mr. Hartman with the opportunity to earn a superior payment for superior Company performance based on the Company’s total shareholder return relative to a peer index. The Company’s stock price performance is measured against total shareholder return over a five-year performance period, in order to motivate longer-term performance and provide incentives for Mr. Hartman to remain with the Company. The five-year period is balanced by opportunities to earn awards after the third and fourth years of the performance period to drive shorter-term business objectives.
Total shareholder return, compared to an index of our industry peers, was selected by the Compensation Committee as the CEO Performance Award’s sole performance measure in order to provide strong alignment with shareholder interests and permit multi-year performance measurement without the need to establish multi-year goals. A rigorous payout schedule was established, so that substantial outperformance is required in order to earn awards above target levels. No PSUs will be earned unless the Company’s total shareholder return exceeds the S&P 1500 Health Care Equipment Select Index by at least 2.0%, and in order for Mr. Hartman to earn the maximum number of PSUs, our total shareholder return for the performance period must exceed the index by 15.8%.
As of December 31, 2017, the Company’s actual performance based on total shareholder return relative to the S&P 1500 Health Care Equipment Select Index is below the threshold level required for Mr. Hartman to earn any portion of his PSUs.
Mr. Pomilio’s Letter Agreement

On November 2, 2017, the Company entered into a letter agreement with Mr. Pomilio (the “Letter Agreement”), pursuant to which Mr. Pomilio agreed to continue to serve as the Company’s Executive Vice President - Finance and Chief Financial Officer until a successor was named and commenced service, at which time Mr. Pomilio is to serve as Special Advisor to the next Chief Financial Officer until March 15, 2019, following which Mr. Pomilio will remain available for consultation through June 15, 2019.  On January 2, 2018, Mr. Garner joined the Company as Executive Vice President and Chief Financial Officer.

In exchange for his agreement to continue in place as Chief Financial Officer until a successor commenced employment, and to provide advisory services to the successor Chief Financial Officer, Mr. Pomilio is to receive the following compensation.

For the period from November 2, 2017 through March 15, 2018, Mr. Pomilio will continue to be paid his current salary.

For his service from March 16, 2018 through March 15, 2019, Mr. Pomilio is to be paid an annualized salary of $872,635, which represents 1.5 times his 2017 annual salary, plus 1.5 times the average of his 2016 and 2017 bonus payments. During this period, Mr. Pomilio will be eligible to participate in the Company’s health, vision and dental benefit plans, and will be eligible to make contributions to the Company’s Benefits Restoration Plan and the Company Retirement Savings Plan, but will waive participation in other health and welfare plans and other benefit plans, including, without limitation, Company contributions in the Benefits Restoration Plan and the Company Retirement Savings Plan. Mr. Pomilio’s receipt of these payments and benefits, as well as the equity award treatment described in the following paragraph, are subject to his release of any claims under the Company’s Executive Management Severance Plan and Severance Plan and any other potential claims in favor of the Company.

In addition, subject to Mr. Pomilio’s continued service and execution of a release as described above, equity awards previously granted to Mr. Pomilio are to vest in accordance with the vesting schedules established in the original equity awards during 2018 and through June 15, 2019. Any equity awards with vesting dates scheduled to occur after June 15, 2019 will be canceled and forfeited. In the event of Mr. Pomilio’s death, disability, or termination of employment by the Company, any payments for his service as an advisor to the Chief Financial Officer which would otherwise have been payable from March 16, 2018 through

March 15, 2019 (and were not paid) shall become immediately due and payable.

Mr. Pomilio is subject to a non-competition restriction and non-solicitation obligations for one year following the termination of his service, as well as customary indefinite confidentiality and non-disparagement obligations.

Executive Severance Plan

The Company maintains an executive severance plan (the “Executive Severance Plan”) in which all of the NEOs as of December 31, 2017 participated, other than Mr. Pomilio, who waived his participation in connection with his retirement arrangement, as further described above in the section entitled “Mr. Pomilio’s Letter Agreement”. The CEO’s benefit under the Executive Severance Plan is two (2.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and three (3.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Each other NEO’s severance benefit is one (1.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination without cause or for good reason and two (2.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control involuntary termination without cause or for good reason.

For purposes of the Executive Severance Plan, “Cause” generally means the NEO’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” generally includes any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, or any requirement that the NEO be based more than 50 miles from the office where he is located. “Change in Control” generally means a change in the majority combined voting power of the Company (other than transactions involving related parties), the shareholders approve a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets. Change in Control benefits apply for involuntary terminations without Cause or for Good Reason within the two (2) year period following a Change in Control. The Executive Severance Plan also contains certain restrictive covenants, including a non-disparagement covenant and one-year post-termination restrictions on competition and solicitation of the Company’s customers and employees.
The Compensation Committee is currently reviewing the Executive Severance Plan as part of its periodic review of the executive compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee,

Dirk M. Kuyper (Chair)	Charles M. Farkas

Martha Goldberg Aronson	Jerome J. Lande

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1]($)	Bonus[2] ($)	Stock Awards[3] ($)	Option/ SAR Awards[4]($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total
Curt R. Hartman –	2017	$753,237	$—	$—	$1,602,641	$554,950	$—	$91,536	$3,002,364
President & Chief	2016	$710,000	$—	$358,830	$1,477,300	$506,230	$—	$37,828	$3,090,188
Executive Officer	2015	$724,318	$213,000	$4,156,140	$1,685,815	$106,500	$—	$70,936	$6,956,709

Luke A. Pomilio –	2017	$398,820	$—	$—	$483,360	$196,586	$57,313	$42,071	$1,178,150
Executive Vice President, Finance	2016	$385,000	$—	$103,662	$435,369	$181,528	$28,161	$40,607	$1,174,327
& Chief Financial Officer[9]	2015	$394,787	$48,125	$123,120	$522,910	$44,275	$—	$370,952	$1,504,169

Patrick J. Beyer –	2017	$392,966	$23,713	$—	$573,990	$156,523	$—	$79,183	$1,226,375
President, CONMED	2016	$341,625	$—	$115,623	$480,557	$127,704	$—	$62,580	$1,128,089
International[8]	2015	$425,959	$59,690	$138,510	$576,337	$92,321	$—	$65,326	$1,358,143

Nathan Folkert – Vice President &	2017	$356,446	$—	$67,088	$362,520	$111,181	$—	$22,368	$919,603
General Manager, U.S. Orthopedics	2016	$352,827	$—	$79,740	$330,220	$128,568	$—	$115,646	$1,007,001

Stanley W. (Bill) Peters – Vice President &	2017	$355,701	$—	$—	$332,310	$110,817	$—	$39,653	$838,481
General Manager, U.S. Advanced Surgical	2016	$341,603	$8,584	$67,779	$284,163	$127,736	$—	$43,108	$872,973

(1)
Salary reflects actual salary earned. Salary levels are adjusted annually, typically in March. Accordingly, any salary levels listed in the Compensation Discussion and Analysis (the “CD&A”) may not match amounts actually paid during the course of the year. In addition, the Company paid employees on a weekly basis (in arrears) until 2017 transitioning to a semi-monthly (current) payroll cycle in January 2017. As a result of the change in the payroll cycle, employees, including our NEOs, were paid for the last week of December 2016 and also received a semi-monthly salary in January 2017, resulting in 53 weeks of base salary pay in 2017.  Further, as a result of the prior weekly payroll cycle, in 2015 employees of the Company, including our NEOs, received 53 weeks of base salary pay instead of 52 weeks.

(2)	The 2017 amount reflects the one-time discretionary payment to Mr. Beyer of $23,713 as described above in CD&A under “Discretionary Bonuses”. No other NEO received a discretionary bonus during 2017.

(3)
Amounts in this column reflect the grant date fair value of PSUs for Mr. Hartman in 2015 and RSUs for all NEOs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K (available at http://www.conmed.com).

(4)
Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K.

(5)
Non-Equity Incentive Plan Compensation represents earnings under the Company’s 2012 Executive Bonus Plan and is calculated as a percentage of each NEO’s Salary (as defined in the CD&A). See “Executive Bonus Plan Performance Goals for 2017” on page 29 in the CD&A for an additional discussion of 2017 annual incentive payments under the Company’s Executive Bonus Plan.

(6)
Amounts in this column represent the increase in the actuarial present value of the executive’s accumulated benefit under the CONMED Corporation Retirement Pension Plan (a defined benefit plan) during 2017 and 2016. For 2015, the actuarial value decreased by $26,340 for Mr. Pomilio. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC 715 and discussed in Note 10, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K.

(7)	All 2017 Other Compensation consists of the following:

	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Certain Other Payments(c)	Total All Other Compensation
Curt R. Hartman	$7,668	$82,948	$920	$91,536
Luke A. Pomilio	$15,845	$25,306	$920	$42,071
Patrick J. Beyer	$—	$—	$79,183	$79,183
Nathan Folkert	$18,000	$—	$4,368	$22,368
Stanley W. (Bill) Peters	$18,000	$16,441	$5,212	$39,653

(a)	Amounts represent 2017 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(b)	Amounts represent 2017 Company contributions to the Benefits Restoration Plan (“BRP”).

(c)
Certain other payments include retirement plan payments of $62,923 to Mr. Beyer who participates in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and payments of $16,260 in respect of his car allowance. For Mr. Folkert and Mr. Peters, such payments include $4,368 and $5,212, respectively, in costs associated with attending a sales force award trip in 2017. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above.

(8)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 29, 2017 and December 30, 2016, respectively, (the last business day of the year) of £0.738 and £0.811 to U.S. $1.00. If we had converted Mr. Beyer’s 2017 total compensation at the December 30, 2016 spot exchange rate, his total compensation would have been $1,167,652.

(9)
Mr. Pomilio retired from the position of Executive VP, Finance & Chief Financial Officer on January 2, 2018. He will continue to serve as a Special Advisor through March 15, 2019 and will serve as a consultant from March 16, 2019 through June 15, 2019. While the amounts under “Stock Awards” and “Option/SAR Awards” include all equity awards granted to Mr. Pomilio in 2017, as further described under "Employment Contracts - Mr. Pomilio's Letter Agreement", Mr. Pomilio will only earn equity awards that would vest through June 15, 2019.

GRANTS OF PLAN-BASED AWARDS

The table below summarizes the estimated cash awards under the Executive Bonus Plan as well as equity compensation granted during 2017. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Annual Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Curt R. Hartman	3/1/2017	—	—	—	—	—	—	—	159,150	$41.93	$1,602,641
	N/A	$335,475	$745,500	$1,491,000	—	—	—	—	—	—	—

Luke A. Pomilio[6]	3/1/2017	—	—	—	—	—	—	—	48,000	$41.93	$483,360
	N/A	$107,993	$255,255	$510,510	—	—	—	—	—	—	—

Patrick J. Beyer [5]	3/1/2017	—	—	—	—	—	—	—	57,000	$41.93	$573,990
	N/A	$108,930	$217,860	$435,721	—	—	—	—	—	—	—

Nathan Folkert	3/1/2017	—	—	—	—	—	—	1,600	—	—	$67,088
	3/1/2017	—	—	—	—	—	—	—	36,000	$41.93	$362,520
	N/A	$89,259	$178,518	$357,035	—	—	—	—	—	—	—

Stanley W. (Bill) Peters	3/1/2017	—	—	—	—	—	—	—	33,000	$41.93	$332,310
	N/A	$87,561	$175,122	$350,243	—	—	—	—	—	—	—

(1)
Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of Salary (as defined in the CD&A) at December 31, 2017. The compensation is based on financial factors as well as individual goals as further described in the Executive Bonus Plan section of the CD&A. During 2017, Mr. Hartman, Mr. Pomilio, Mr. Beyer, Mr. Folkert and Mr. Peters earned non-equity incentive compensation equal to 74%, 50%, 40%, 31% and 32%, respectively, of their base salaries.

(2)
The amounts shown in column (i) represent the total RSUs awarded to Mr. Folkert. RSU awards granted as of March 1, 2017 vest annually over a period of four years. The amounts shown in column (j) represent the total stock options awarded to the NEOs. Stock option awards granted as of March 1, 2017 vest annually over a period of five years.

(3)
Amounts in this column reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K.

(4)	During 2017, all NEOs earned RSUs and/or stock options as reported in the “Stock Awards” and “Option/SAR Awards” columns of the Summary Compensation Table.

(5)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 29, 2017 (the last business day of the year) of £0.738 to U.S. $1.00.

(6)
Effective January 2, 2018, Mr. Pomilio retired from the position of Executive VP, Finance & Chief Financial Officer and assumed the role of Special Adviser to the CFO through March 15, 2019. Subject to his continued service through June 15, 2019, Mr. Pomilio will receive awards granted in the above chart that vest through June 15, 2019 which is equivalent to options to purchase 19,200 shares which would have had a grant date fair value of $193,344 (and any portion of any outstanding equity award which remains unvested following June 15, 2019 shall be forfeited).

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards[11]						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[12]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Curt R. Hartman	—	—		—	—	—	—		—	100,000	[1]	$5,097,000
	59,320	88,980	[5]	—	$51.30	2/27/2025	—		—	—		—
	—	—		—	—	—	3,900	[6]	$198,783	—		—
	34,000	136,000	[7]	—	$39.87	3/1/2026	—		—	—		—
	—	—		—	—	—	6,750	[8]	$344,048	—		—
	—	159,150	[9]	—	$41.93	3/1/2027	—		—	—		—

Luke A. Pomilio[13]	—	2,400	[2]	—	$32.93	6/1/2023	—		—	—		—
	—	—		—	—	—	1,000	[2]	$50,970	—		—
	—	—		—	—	—	1,000	[2]	$50,970	—		—
	—	3,120	[3]	—	$44.90	6/1/2024	—		—	—		—
	—	—		—	—	—	1,300	[4]	$66,261	—		—
	18,400	18,400	[5]	—	$51.30	2/27/2025	—		—	—		—
	—	—		—	—	—	1,200	[6]	$61,164	—		—
	—	20,040	[7]	—	$39.87	3/1/2026	—		—	—		—
	—	—		—	—	—	1,300	[8]	$66,261	—		—
	—	19,200	[9]	—	$41.93	3/1/2027	—		—	—		—

Patrick J. Beyer	20,280	30,420	[5]	—	$51.30	2/27/2025	—		—	—		—
	—	—		—	—	—	1,350	[6]	$68,810	—		—
	11,060	44,240	[7]	—	$39.87	3/1/2026	—		—	—		—
	—	—		—	—	—	2,175	[8]	$110,860	—		—
	—	57,000	[9]	—	$41.93	3/1/2027	—		—	—		—

Nathan Folkert	7,600	30,400	[7]	—	$39.87	3/1/2026	—		—	—		—
	—	—		—	—	—	1,500	[8]	$76,455	—		—
	—	36,000	[9]	—	$41.93	3/1/2027	—		—	—		—
	—	—		—	—	—	1,600	[10]	$81,552	—		—

Stanley W. (Bill) Peters	12,000	18,000	[5]	—	$51.30	2/27/2025	—		—	—		—
	—	—		—	—	—	800	[6]	$40,776	—		—
	6,540	26,160	[7]	—	$39.87	3/1/2026	—		—	—		—
	—	—		—	—	—	1,275	[8]	$64,987	—		—
	—	33,000	[9]	—	$41.93	3/1/2027	—		—	—		—

(1)
Mr. Hartman was granted 100,000 PSUs on February 24, 2015. The PSUs will be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs

(at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. As of December 31, 2017, the Company’s actual performance is below threshold level of achievement required for any of the PSUs to be earned. The amount above is recorded at target.

(2)	Scheduled to vest on June 1, 2018.

(3)	Scheduled to vest in equal installments of 1,560 shares per year for Mr. Pomilio on June 1, 2018 and June 1, 2019.

(4)	Scheduled to vest in equal installments of 650 shares per year for Mr. Pomilio on June 1, 2018 and June 1, 2019.

(5)
Schedule to vest in equal installments of 29,660, 10,140 and 6,000 shares per year for Mr. Hartman, Mr. Beyer and Mr. Peters, respectively, on March 1, 2018, March 1, 2019 and March 1, 2020. Mr. Pomilio's shares will vest in equal installments of 9,200 shares per year on March 1, 2018 and March 1, 2019.

(6)	Scheduled to vest in equal installments of 1,950, 600, 675 and 400 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer and Mr. Peters, respectively, on March 1, 2018 and March 1, 2019.

(7)
Scheduled to vest in equal installments of 34,000, 11,060, 7,600 and 6,540 shares per year for Mr. Hartman, Mr. Beyer, Mr. Folkert and Mr. Peters, respectively, on March 1, 2018, March 1, 2019, March 1, 2020 and March 1, 2021. Mr. Pomilio's shares will vest in equal installments of 10,020 shares per year on March 1, 2018 and March 1, 2019.

(8)
Scheduled to vest in equal installments of 2,250, 725, 500 and 425 shares per year for Mr. Hartman, Mr. Beyer, Mr. Folkert and Mr. Peters, respectively, on March 1, 2018, March 1, 2019 and March 1, 2020. Mr. Pomilio's shares will vest in equal installments of 650 shares per year on March 1, 2018 and March 1, 2019.

(9)
Scheduled to vest in equal installments of 31,830, 11,400, 7,200 and 6,600 shares per year for Mr. Hartman, Mr. Beyer, Mr. Folkert and Mr. Peters, respectively, beginning on March 1, 2018 and each March 1st thereafter through 2022. Mr. Pomilio's shares will vest in equal installments of 9,600 shares per year on March 1, 2018 and March 1, 2019.

(10)	Scheduled to vest in equal installments of 400 shares per year for Mr. Folkert beginning on March 1, 2018 and each March 1st thereafter through 2021.

(11)	All outstanding option awards are SARs or stock options.

(12)	Value shown for unvested RSUs and PSUs is based on the December 29, 2017 (the last trading day of the year) closing stock price on the NASDAQ of $50.97.

(13)
Mr. Pomilio retired from the position of Executive VP, Finance & Chief Financial Officer on January 2, 2018. He will continue to serve as a Special Advisor through March 15, 2019. As described in CD&A and in the above notes, Mr. Pomilio's outstanding unvested equity awards will continue to vest in accordance with vesting schedules established in the original equity awards through June 15, 2019. Any awards with vesting dates scheduled to occur after June 15, 2019 will be forfeited.

OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards[1]		Stock Awards[3]
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)
Curt R. Hartman	—	$—	4,200	$176,106

Luke A. Pomilio	62,300	$1,539,718	4,700	$231,468

Patrick J. Beyer	—	$—	1,400	$58,702

Nathan Folkert	—	$—	500	$20,965

Stanley W. (Bill) Peters	—	$—	825	$34,592

(1)	Amount relates to SAR and option exercises during 2017.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the SAR or option and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to the RSUs that vested during 2017.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

PENSION BENEFITS
As discussed in the CD&A under the heading “Retirement Pension Plan”, the Company sponsors the CONMED Corporation Retirement Pension Plan (“the Retirement Plan”). Under the Retirement Plan, upon the later of age 65 or the completion of five years of participation, a participant is entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant’s average monthly compensation multiplied by years of benefit service with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35) or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity. The pension accruals were frozen under the Retirement Plan effective May 14, 2009, therefore no additional benefits accrued after that date. As a result, years of actual service will not equal the years of credited service noted below. During 2017, the only NEO with years of credited service under the plan is our Executive VP, Finance & Chief Financial Officer. The below table reflects the present value of accumulated benefits payable and years of credited service, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During the Last Fiscal Year ($)

Luke A. Pomilio	CONMED Corporation Retirement Pension Plan	12	$328,779	$—

(1)
Amounts in this column reflect the present value of accumulated benefits in accordance with Compensation – Retirement Benefits Topic 715 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K.

NON-QUALIFIED DEFERRED COMPENSATION
The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2017. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs. This plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of annual cash incentive compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits - Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$239,040	$82,948	$91,892	$—	$866,992

Luke A. Pomilio	$229,904	$25,306	$146,246	$—	$1,763,539

Stanley W. (Bill) Peters	$75,000	$16,441	$13,145	$—	$200,573

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2017.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2017.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

TERMINATION/NO CHANGE IN CONTROL
The table below represents the payments the NEOs would receive if they were terminated by the Company without cause or resigned for good reason on December 31, 2017 and no change in control had occurred. The table assumes the termination by the Company without cause (as defined in the Executive Severance Plan) with respect to each NEO other than Mr. Pomilio. Solely with respect to Mr. Pomilio, the table assumes any termination by the Company. No payments will be made, other than accrued benefits, if an NEO, other than Mr. Pomilio, is terminated for cause or resigns without good reason.

Name	Salary Continuation or Severance ($)[1]

Curt R. Hartman	$2,552,180

Luke A. Pomilio[2]	$872,635

Patrick J. Beyer[3]	$556,396

Nathan Folkert	$476,909

Stanley W. (Bill) Peters	$473,812

(1)
For each NEO other than Mr. Pomilio, amount represents the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2017 multiplied by the applicable severance multiple as defined in the Executive Severance Plan payable as a lump sum. The severance multiple is defined as two (2.0) for Mr. Hartman and one (1.0) for Messrs. Beyer, Folkert and Peters.

(2)
Mr. Pomilio retired from the position of Executive VP, Finance & Chief Financial Officer on January 2, 2018. He will continue to serve as a Special Advisor through March 15, 2019. The above amount is based on the terms of his Letter Agreement as more fully described in the CD&A. Under the terms of the Letter Agreement, if Mr. Pomilio were terminated on December 31, 2017, he would receive a lump-sum payment in an amount that would otherwise be payable in respect of his service as Special Advisor between March 16, 2018 and March 15, 2019.

(3)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 29, 2017 (the last business day of the year) of £0.738 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs and RSUs granted to any NEO would accelerate to the date of termination due to death or disability. In those circumstances, the value of equity awards vesting would be the same as described below for a termination in connection with a Change in Control. Upon disability or death, Mr. Hartman’s PSUs would immediately become vested on a pro rata basis measured based on the number of months completed from the beginning of the performance period. These PSUs would be payable based on actual achievement of the performance goals. Based on the Company’s total shareholder return relative to the S&P 1500 Healthcare Equipment Select Index as of December 31, 2017, no PSUs would be earned upon Mr. Hartman’s death or disability. Upon Mr. Hartman’s death or disability, if threshold level performance were achieved, the value of PSUs vesting would be $1,529,100; if target performance were achieved the value of PSUs vesting would be $3,058,200; and at maximum performance the value of PSUs vesting would be $6,116,400, in each case based on the Company’s stock price as of December 29, 2017 (the last business day of the year).

TERMINATION/CHANGE IN CONTROL
The table below represents the earnings the NEOs would receive upon a qualifying termination in connection with a change in control on December 31, 2017 under the Executive Severance Plan (or, solely with respect to Mr. Pomilio, in connection with any termination under the terms of the Letter Agreement) and under the terms of the Benefits Restoration Plan as further described in the CD&A.

Name	Salary Continuation or Severance[1] ($)	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[2]	Value of Unvested Company BRP Contributions ($)	Total ($)
Curt R. Hartman[3]	$3,617,180	$542,831	$2,948,316	$199,528	$7,307,855

Luke A. Pomilio[4]	$872,635	$295,626	$458,246	$—	$1,626,507

Patrick J. Beyer[5]	$1,099,105	$179,669	$1,006,344	$—	$2,285,118

Nathan Folkert	$948,569	$158,007	$662,880	$—	$1,769,456

Stanley W. (Bill) Peters	$948,994	$105,763	$588,696	$40,397	$1,683,850

(1)
Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2017 multiplied by the applicable severance multiple. The severance multiple is defined as three (3.0) for Mr. Hartman and two (2.0) for each other NEO (other than Mr. Pomilio, who has waived his participation in the Executive Severance Plan).

(2)
As described above under “CD&A – Annual Equity Awards”, unvested equity awards held by each NEO (other than Mr. Hartman’s PSU awards) are subject to accelerated vesting upon a qualifying termination in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $50.97, which was the closing market price of our common stock as of December 29, 2017, (the last business day of the year) less the exercise price of any stock option or SAR, and (b) the number of stock awards subject to acceleration. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(3)
The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Hartman assumes no vesting of his outstanding PSU awards given the Company’s total shareholder return relative to the S&P 1500 Healthcare Equipment Select Index. Upon a change in control in connection with a qualifying termination, if threshold level performance were achieved, the value of PSUs vesting would be $1,529,100; if target performance were achieved the value of PSUs vesting would be $3,058,200; and at maximum performance the value of PSUs vesting would be $6,116,400, in each case based on the Company’s stock price as of December 29, 2017 (the last business day of the year). The terms of Mr. Hartman’s PSU awards are described in greater detail above under “Employment Contracts – Mr. Hartman’s Compensation Arrangements.”

(4)
Mr. Pomilio retired from the position of Executive VP, Finance & Chief Financial Officer on January 2, 2018. He will continue to serve as a Special Advisor through March 15, 2019. The above amount is based on the terms of his Letter Agreement as more fully described in the CD&A. Under the terms of the Letter Agreement, if Mr. Pomilio were terminated on December 31, 2017, he would receive a lump-sum payment in an amount that would otherwise be payable in respect of his service as Special Advisor between March 16, 2018 and March 15, 2019. The intrinsic value of unvested equity awards set forth in the table is for such awards that could continue to vest in accordance with vesting schedules established in the original equity awards through June 15, 2019.

(5)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary continuation or severance is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 29, 2017 (the last business day of the year) of £0.738 to U.S. $1.00.

(6)
No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table. As described in the CD&A under “Retirement Benefits – Benefits Restoration Plan”, upon a change in control, the unvested portion of each NEO’s account will automatically become vested.

DIRECTOR COMPENSATION
The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.
The Compensation Committee and the full Board of Directors generally review director fees at least every three years. As disclosed in last year’s Proxy Statement, the Compensation Committee reviewed the fees in 2015 with the assistance of Radford, the Compensation Committee’s compensation consultant. During 2015, Radford recommended that director equity compensation be changed from fixed-share equity awards to value-based equity awards. These recommendations were implemented in 2016, with the Compensation Committee and Board of Directors concluding, based on the Radford recommendation, that directors should receive equity with a Black Scholes valuation of $150,000 with a value ratio of 1:3 of stock options to RSUs, with the Chairman of the Board to receive equity awards with a total Black Scholes value of $200,000 with the same 1:3 value ratio of stock options to RSUs.
Cash Compensation Paid to Directors
For 2017, each director received cash fee compensation as described below:
Director Cash Fee Compensation Plan

Annual Retainer Total (Paid Quarterly)
Chairman (None if Executive Officer)	$90,000 (two times director fee)
Directors (Non-Executive only)	$45,000
Audit Committee Chair	$30,000
Audit Committee Member	$15,000
Governance/ Compensation Chair	$15,000
Governance/ Compensation Committee Member	$7,500
Strategy Committee Chair	$15,000
Strategy Committee Member	$7,500

Equity Compensation Awarded to Directors

In 2017, each non-employee director, other than Mr. Lande, received grants of approximately $150,000 which equated to 3,669 stock options and 2,167 RSUs, with the Chairman of the Board receiving grants of approximately $200,000 equating to 4,892 stock options and 2,890 RSUs, which, in each case, will vest on June 1, 2018. The 2017 awards were issued from the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan. Mr. Lande, in order to comply with internal compensation requirements from Scopia Capital Management LP, Mr. Lande’s employer (and a shareholder of CONMED), was awarded no equity compensation in 2017.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)

Mark E. Tryniski	$116,250	$149,991	$49,996	$316,237

David Bronson	$67,500	$112,467	$37,497	$217,464

Brian P. Concannon	$67,500	$112,467	$37,497	$217,464

Charles M. Farkas	$67,500	$112,467	$37,497	$217,464

Martha Goldberg Aronson	$58,125	$112,467	$37,497	$208,089

Jo Ann Golden	$60,000	$112,467	$37,497	$209,964

Dirk M. Kuyper	$67,500	$112,467	$37,497	$217,464

Jerome J. Lande	$60,000	$—	$—	$60,000

John L. Workman	$75,000	$112,467	$37,497	$224,964

(1)
Cash fees paid to directors may not match the amounts listed in the Director Cash Fee Compensation Plan above due to changes in the committee assignments during the course of 2017. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”) pursuant to the arrangement as further described below.

(2)
Amounts in these columns reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K (available at http://www.conmed.com).

Below is a summary of the stock options, SARs and RSUs outstanding for non-employee Directors as of December 31, 2017.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

Mark E. Tryniski	23,087	2,890

David Bronson	10,065	2,167

Brian P. Concannon	12,065	2,167

Charles M. Farkas	11,065	2,167

Martha Goldberg Aronson	9,065	2,167

Jo Ann Golden	12,565	2,167

Dirk M. Kuyper	12,065	2,167

Jerome J. Lande	2,000	—

John L. Workman	10,065	2,167

Since the third quarter of 2016, at the request of Mr. Lande, in order to comply with internal compliance and compensation policies of Scopia, Mr. Lande’s employer (and a shareholder of CONMED), Mr. Lande’s cash director fees have been paid by the Company directly to Scopia. Other than redirecting Mr. Lande’s cash fees to Scopia, Mr. Lande’s cash fees are the same as the fees that any other director serving on the same committees would receive.

Director Stock Ownership Requirements and Hedging Policy
In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholders, effective July 31, 2009 (and subsequently amended effective December 31, 2013), the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs and shares held in saving plan accounts. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.
The Company also prohibits its directors from holding any derivatives other than those issued by the Company. The intention of this policy is to align the interests of the Board of Directors with those of the holders of the Common Stock.
All directors were in compliance with these guidelines as assessed as of December 31, 2017.
PAY RATIO
We are required by SEC rules adopted under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
During fiscal 2017, the principal executive officer of the Company was our President and Chief Executive Officer, Curt Hartman. For 2017, Mr. Hartman’s total annual compensation was $3,002,364 and for our median employee was approximately $25,624 resulting in an estimated pay ratio of 117:1.

We identified the median employee by using all 3,492 active employees and contractors of the Company and its consolidated subsidiaries (excluding Mr. Hartman) as of November 1, 2017, whether employed full-time, part-time or on a contractual basis. For individuals hired prior to December 31, 2016, we used each applicable individual's taxable earnings as of December 31, 2016. For individuals hired after December 31, 2016, we used each applicable individual's non-annualized taxable earnings as of November 1, 2017 (the median employee determination date). Taxable earnings consisted of (A) base salary, (B) the target bonus, commission and/or management bonus paid during the period, (C) the estimated accounting value of any equity awards granted during the period, (D) other miscellaneous compensation items. Where applicable, currency of earnings was converted to U.S. dollars using an exchange rate as of our determination date.

After identifying our median employee, who is located in the U.S., in accordance with SEC rules we calculated 2017 annual total compensation for both the median employee and Mr. Hartman using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Board of Directors, which is presently composed of David Bronson, Brian P. Concannon, Charles M. Farkas, Martha Goldberg Aronson, Jo Ann Golden, Curt R. Hartman, Dirk M. Kuyper, Jerome J. Lande, Mark E. Tryniski and John L. Workman, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee.
In March 2003, the Audit Committee adopted a written charter specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, other than related party transactions to any person or entity that are, individually or in the aggregate on an annual basis, less than $5,000. The charter requirement was incorporated into a policy in November 2003 under which requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.
In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.
INSURANCE FOR DIRECTORS AND OFFICERS
The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Federal Insurance Company, Illinois National Insurance Company, Liberty Insurance Underwriters Inc. and XL

Specialty Insurance Co. covering the period from May 31, 2017 through May 30, 2018 at a total cost of $477,588 which covers directors and officers of the Company and its subsidiaries.
ANNUAL REPORT
The Company’s Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is being mailed with this proxy statement to shareholders of record on April 5, 2018. The annual report does not constitute a part of the proxy soliciting material and is not deemed “filed” with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 5, 2018, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Patrick J. Beyer	70,622	*
David Bronson	19,471	*
Brian P. Concannon	25,971	*
Charles M. Farkas	24,939	*
Nathan Folkert	23,368	*
Martha Goldberg Aronson	14,971	*
Jo Ann Golden	31,514	*
Curt R. Hartman	231,314	*
Dirk M. Kuyper	24,971	*
Jerome J. Lande	9,000	*
Stanley W. (Bill) Peters	40,663	*
Luke A. Pomilio	6,610	*
Mark E. Tryniski	57,655	*
John L. Workman	22,471	*
Directors and executive officers as a group (20 persons)(1)	899,439	3.13
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,281,817	11.70
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	2,320,809	8.28
Victory Capital Management Inc.(4) 4900 Tiedeman Rd., 4th Floor Brooklyn, OH 44144	2,225,574	7.94
Scopia Capital Management LP(5) 152 West 57th Street, 33rd Floor New York, New York 10019	2,174,045	7.75
Dimensional Fund Advisors LP(6) Building One 6300 Bee Cave Road Austin, TX 78746	2,147,161	7.66
Champlain Investment Partners, LLC(7) 180 Battery St. Burlington, VT 05401	1,477,470	5.27

Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 525 French Road, Utica, New York 13502

*	Less than 1%.

(1)
Includes 22,149 RSUs that will vest within 60 days held by the Directors, NEOs and the executive officers of the Company. As of April 5, 2018 the Company’s directors and executive officers as a group (20 persons) are the beneficial owners of 227,858 shares of Common Stock (excluding RSUs, Stock Options and SARs), which is approximately 0.81% of the Common Stock outstanding. Effective January 2, 2018, Mr. Pomilio retired from the position of Executive VP, Finance & Chief Financial Officer and assumed the role of Special Adviser to the CFO through March 15, 2019. Mr. Pomilio's shares are shown in the above chart, but excluded from this total.

(2)
An Amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 19, 2018 indicates beneficial ownership of 3,281,817 shares of Common Stock by virtue of having sole voting power over 3,218,105 shares of Common Stock and sole power to dispose of 3,281,817 shares of Common Stock in its role as investment advisor for certain funds.

(3)
An Amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 9, 2018 indicates beneficial ownership of 2,320,809 shares of Common Stock by virtue of having sole voting power over 29,519 shares of Common Stock, shared voting power over 3,335 shares of Common Stock, sole power to dispose of 2,289,920 shares of Common Stock and shared power to dispose of 30,889 shares of Common Stock.

(4)
A Schedule 13G filed with the SEC by Victory Capital Management Inc. on February 7, 2018 indicates beneficial ownership of 2,225,574 shares of Common Stock by virtue of having sole power to vote over 2,171,219 shares and sole power to dispose of 2,225,574 shares of Common Stock.

(5)
An Amendment to the Schedule 13D filed with the SEC by Scopia Capital Management L.P. (“Scopia Management”), Scopia Management Inc. (“Scopia Inc.”), Matthew Sirovich and Jeremy Mindich, on March 12, 2018 indicates beneficial ownership of 2,174,045 shares of Common Stock by virtue of each filing person having shared voting power and shared power to dispose all such shares of Common Stock. Scopia Management is the investment manager of certain funds and a certain managed account, which have delegated to Scopia Management the sole authority to vote and dispose of the shares of Common Stock held by Scopia Management. Scopia Inc. is the general partner of Scopia Management, and Matthew Sirovich and Jeremy Mindich are each a Managing Director of Scopia Management Inc.

(6)
An Amendment to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2018 indicates beneficial ownership of 2,147,161 shares of Common Stock by virtue of having sole power to vote over 2,058,957 shares and sole power to dispose of 2,147,161 shares of Common Stock.

(7)
A Schedule 13G filed with the SEC by Champlain Investment Partners, LLC on February 21, 2018 indicates beneficial ownership of 1,477,470 shares of Common Stock by virtue of having sole power to vote over 1,021,900 shares and sole power to dispose of 1,477,470 shares of Common Stock.

On April 5, 2018, the record date, there were 563 shareholders of record of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2017, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that there were no late filings during 2017.

EXHIBIT A

CONMED CORPORATION
2018 LONG-TERM INCENTIVE PLAN

1.	PURPOSE

The purpose of the 2018 Long-Term Incentive Plan of CONMED Corporation (as amended from time to time, the “Plan”) is to promote the long term financial interests of CONMED Corporation (the “Company”), including its growth and performance, by encouraging employees of the Company and its subsidiaries who provide important services to the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company’s stockholders. To achieve these purposes, the Company may grant Awards of Stock Options, Restricted Shares, Restricted Share Units, Stock Appreciation Rights, Performance Shares, Performance Share Units and Other Awards to key employees selected by the Compensation Committee, all in accordance with the terms and conditions set forth in the Plan.

The Plan amends and restates the CONMED Corporation Amended and Restated 2015 Long-Term Incentive Plan, which was approved by the Company’s stockholders at the 2015 Annual Stockholder Meeting and effective on February 25, 2015, as well as the CONMED Corporation 2006 Stock Incentive Plan, which was approved by the Company’s stockholders at the 2006 Annual Stockholder Meeting and effective on May 16, 2006 (collectively, the “Prior Plans”), for awards granted on or after the Effective Date, subject to the approval by the stockholders of CONMED Corporation at the May 23, 2018 Annual Stockholder Meeting.
Awards may not be granted under the Prior Plans beginning on the “Effective Date” (as hereinafter defined), but this Plan will not affect the terms and conditions of any equity award grants under the Prior Plans (or any predecessor plans) granted prior to the Effective Date. Awards granted prior to the Effective Date shall be governed by the terms applicable to such awards and as in effect prior to the Effective Date. The terms of the Plan are not intended to affect the interpretation of the terms of the Prior Plans for Awards granted prior to the Effective Date. In the event that this 2018 Long-Term Incentive Plan is not approved by the stockholders of CONMED Corporation, the 2018 Long-Term Incentive Plan shall be null and void and of no force or effect, but the Prior Plans and the Awards granted thereunder (or under any predecessor plans) on or prior to the Effective Date shall remain in full force and effect.

2.	DEFINITIONS. The following definitions are applicable to the Plan:

2.1.	“Award” shall mean an award determined in accordance with the terms of the Plan.

2.2.	“Award Agreement” shall mean the agreement evidencing an Award as described in Section 12.1 of the Plan.

2.3.	“Board of Directors” shall mean the Board of Directors of the Company.

2.4.
“Cause” shall mean, unless otherwise provided in an Award Agreement, (a) with respect to a Participant employed pursuant to a written employment or similar agreement which includes a definition of “Cause,” “Cause” as defined in that agreement, (b) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (c) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its affiliates.

2.5.
“Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee of the Board as the Board may select from time to time to administer the Plan pursuant to Section 4. The Committee shall be composed of not less than two directors of the Company. The Board of Directors may also appoint one or more directors as alternate members of the Committee. No officer or employee of the Company or of any subsidiary shall be a member or alternate member of the Committee. The Committee shall at all times be comprised in such a manner as to satisfy the “non-employee” director standard contained in Rule 16b‑3 promulgated under the Exchange Act.

2.6.	“Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

2.7.	“Effective Date” means the date the Plan is approved by the stockholders of CONMED Corporation.

2.8.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.9.
“Fair Market Value” shall mean, per share of Common Stock, the closing price of the Common Stock on the NASDAQ Stock Market or, if applicable, principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.

2.10.
“Good Reason” means, unless otherwise provided in an Award Agreement, (a) with respect to a Participant employed pursuant to a written employment or similar agreement which includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following in the absence of the Participant’s written consent: (i) any material and adverse change in the Participant’s position or authority with the Company as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Participant; (ii) the transfer of the Participant’s primary work site to a new primary work site that is more than 50 miles from the Participant’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Participant’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees, provided that (x) if the Participant does not deliver to the Company a written notice of termination within 60 days after the Participant has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason and (y) the Participant must give the Company 30 days to cure the event constituting Good Reason.

2.11.	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

2.12.	“Participant” shall mean an employee of the Company or any subsidiary, in each case who is selected by the Committee to participate in the Plan.

3.	SHARES SUBJECT TO THE PLAN.

3.1.
Subject to adjustment as provided in Section 17 of the Plan, the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall be equal to 4,400,000 shares, plus the number of shares available for grant or reserved under the Prior Plans as of the Effective Date (including as permitted pursuant to the operation of Section 3.2 thereof), all of which are available for the grant of incentive stock options. Any shares granted as Awards other than Stock Options or SARs shall be counted against this limit as 3.29 shares for every share granted. The shares of Common Stock issued under the Plan may be authorized and unissued shares, treasury shares or shares acquired in the open market specifically for distribution under the Plan, as the Company may from time to time determine.

3.2.
Except as described below, if any Award under the Plan or the Prior Plans, in whole or in part, expires unexercised, is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, if shares of Common Stock are surrendered or withheld from any Award to satisfy a Participant’s income tax or other withholding obligations (other than any shares of Common Stock surrendered or withheld from any restricted stock award outstanding and granted under the CONMED Corporation 2006 Stock Incentive Plan), or if shares of Common Stock owned by the Participant are tendered to pay for the exercise of a stock option under the Plan, then those shares covered by such expired, forfeited, terminated or canceled Awards or the number of shares equal to the number of shares surrendered or withheld in respect thereof (but, in the case of withheld shares, no greater than the number of shares that would have been withheld pursuant to the minimum statutory withholding rate) shall again become available to be delivered pursuant to Awards granted under the Plan. The number of shares that are returned to the Plan pursuant to the immediately preceding sentence shall be returned at the same ratio at which such Award counted against the total shares available for Award at the time of grant. Shares of Common Stock that are subject to a SAR granted in tandem with a Stock Option but not issued on exercise of the Stock Option shall not thereafter be available to be delivered pursuant to Awards under the Plan. Any shares of Common Stock (a) delivered by the Company, (b) with respect to which Awards are made by the Company and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Common Stock available for Awards under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.

4.	ADMINISTRATION.

4.1.
The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of its members present at a meeting (which may be held telephonically) shall be the acts of the Committee. Any action of the Committee may be taken, without a meeting, by a writing or writings signed by all of the members of the Committee, and action so taken shall be fully as effective as if it has been taken by a vote at a meeting. In addition, the Committee may authorize any one or more of its number or any officer of the Company to execute and deliver documents on behalf of the Committee and the Committee may allocate among its members and, to the extent permitted by applicable law (including the Exchange Act and the Internal Revenue Code) delegate to any person who is not a member of the Committee any of its administrative responsibilities. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

4.2.
Subject to the provisions of the Plan, the Committee (or its delegate, within limits established by the Committee, with respect to employees who are not subject to Section 16 of the Exchange Act) shall have the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan (including but not limited to, selection of the Participants, determination of the type, size and terms of Awards to be made to Participants, determination of the shares, share units or types of Other Awards subject to Awards, the restrictions, conditions and contingencies to be applicable in the case of specific Awards, and the time or times at which Awards shall be exercisable or at which restrictions, conditions and contingencies shall lapse), (ii) construe, interpret, and implement the Plan and all Award Agreements, (iii) establish, prescribe, amend and rescind any rules and regulations relating to the Plan, including rules governing its own operations, (iv) determine the terms and provisions of any agreements entered into hereunder, (v) make all other determinations necessary or advisable for the administration of the Plan, (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect, (vii) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or, to the extent permitted under applicable tax laws, to waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or reflect a change in the Participant’s circumstances (e.g., a change to part time employment status) and (viii) determine whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended (including, without limitation, canceling underwater Stock Options or SARs without payment to the Participant in connection with a Change in Control), (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee and (3) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees. Other than as provided in Section 17, the Committee shall not be permitted to reduce the exercise price of a Stock Option (or reduce the reference price of a Stock Appreciation Right) after such Award has been granted.

4.3.
Subject to the terms of this Plan and terms and limitations as the Committee shall determine, the Committee may delegate its authority to grant Awards to Participants to the Company’s Chief Executive Officer, who may with the written concurrence of at least one other executive officer, grant Awards, subject to annual calendar year limits of 20,000 shares subject to Awards per Participant and 300,000 shares subject to Awards in the aggregate, in the case of Awards made (a) in situations where the Company is seeking to attract a new hire or recognize employees for special achievements, (b) to new employees as a result of the acquisition by the Company of another company, whether by merger or purchase of stock or substantially all of its assets, which Awards are deemed appropriate by the Chief Executive Officer in connection with the retention of newly acquired employees or (c) in other special circumstances except that no such delegation may be made in the case of Awards to persons who are subject to the provisions of Section 16 of the Exchange Act. If the Company’s Chief Executive Officer grants Awards to Participants under this Section 4.3, the Chief Executive Officer will thereafter provide notice to the Committee that such Awards were granted. To the extent that the Committee delegates its authority as provided by this Section 4.3, all references in this Plan to the Committee’s authority to make Awards shall be deemed to include the Chief Executive Officer. The annual limits described in this Section 4.3 may be modified by the Committee with respect to any year or all future years and shall be subject to adjustment as provided in Section 17.1.

4.4.
No Liability. No member of the Board of Directors or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

5.
ELIGIBILITY. All employees of the Company and its subsidiaries, in each case who have demonstrated significant potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee in its sole discretion, are eligible to be Participants in the Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries eligible to participate in the Plan to receive equity awards consistent with legal requirements. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify that Participant from, participation in any other grant of an Award.

6.
AWARDS. Awards under the Plan may consist of: (i) stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options) granted pursuant to Section 7 (“Stock Options”), (ii) performance shares granted pursuant to Section 8 (“Performance Shares”), (iii) performance share units granted pursuant to Section 8 (“Performance Share Units”), (iv) stock appreciation rights granted pursuant to Section 9 (“Stock Appreciation Rights” or “SARs”), (v) restricted shares granted pursuant to Section 10 (“Restricted Shares”), (vi) restricted share units granted pursuant to Section 10 (“Restricted Share Units”) and (vii) other types of equity-based Awards which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, granted pursuant to Section 11 (“Other Awards”). Awards of Performance Shares, Performance Share Units, Restricted Shares, Restricted Share Units and Other Awards may provide the Participant with voting rights but may not provide for the payment of dividends or dividend equivalents, in each case, prior to vesting. Notwithstanding any other provision of the Plan to the contrary, all Awards under the Plan shall be subject to (a) a 12-month minimum vesting period for all awards made under the Plan; during this 12-month period, no portion of an award made under the Plan shall vest, however this shall not apply to Awards that are assumed, or substituted for, in connection with Section 21 of the Plan and (b) the Company’s Recoupment Policy, as it may be amended from time to time. Notwithstanding the foregoing, Awards in respect of up to 5% of the shares of the Company’s Common Stock that shall be available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 6. Any Award agreement may also provide that shares of Common Stock issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such Award agreement.

7.
STOCK OPTIONS. The Award Agreement pursuant to which any Stock Option that is intended to qualify as an incentive stock option is granted shall specify that the option granted thereby shall be treated as an incentive stock option. The Award Agreement pursuant to which any nonstatutory stock option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option. The Committee shall establish the option price at the time each Stock Option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Stock Options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable for a period of more than ten years after their date of grant. The option price of each share as to which a Stock Option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a Participant the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.

8.
PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS. Performance Shares may be granted in the form of actual shares of Common Stock or as Performance Share Units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of Performance Shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the Performance Shares are earned. The performance conditions and the length of the performance period shall be reflected in the Award Agreement pursuant to which the Performance Shares or Performance Share Units are granted. The Committee shall determine in its sole discretion whether Performance Share Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

9.
STOCK APPRECIATION RIGHTS. Stock Appreciation Rights (“SARs”) may be granted either alone or in connection with a Stock Option, as the Committee determines and as reflected in the Award Agreement pursuant to which such SAR is granted. A SAR granted in connection with an incentive stock option may be granted only when the incentive stock option is granted. A SAR granted in connection with a nonstatutory stock option may be granted either when the related nonstatutory stock option is granted or at any time thereafter, including, in the case of any nonstatutory stock option resulting from the conversion of an incentive stock option to a nonstatutory stock option, simultaneously with or after the conversion. A Participant electing to exercise a SAR shall deliver written notice to the Company of the election identifying the SAR and, if applicable, the related option with respect to which the SAR was granted to the Participant, and specifying the number of whole shares of Common Stock with respect to which the Participant is exercising the SAR. Upon exercise of the SAR, if applicable, the related option shall be deemed to be surrendered to the extent that the SAR is exercised. SARs may be exercised only (i) on a date when the Fair Market Value of a share of Common Stock exceeds the exercise price stated in the Award Agreement or, if applicable, the Award Agreement for the Stock Option related to that SAR and (ii) in compliance with any restrictions that may be set forth in the Award Agreement pursuant to which the SAR was granted. The amount payable upon exercise of a SAR may be paid by the Company in cash, or, if the Committee shall determine in its sole discretion, in shares of Common Stock (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and shares of Common Stock; provided, however, that if the SAR is granted in connection with a Stock Option, in no event shall the total number of shares of Common Stock that may be paid to a Participant pursuant to the exercise of a SAR exceed the total number of shares of Common Stock subject to the related Stock Option. A SAR shall terminate and may no longer be exercised upon the first to occur of (a) if applicable, exercise or termination of the related Stock Option or (b) any termination date specified in the Award Agreement pursuant to which the SAR is granted. In addition, the Committee may, in its sole discretion at any time before the occurrence of a Change in Control, amend, suspend or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan. If the SAR is granted in connection with a Stock Option, the amendment, suspension or termination of any such SAR by the Committee as described in the immediately preceding sentence shall not affect the holder’s rights in any related Stock Option.

10.
RESTRICTED SHARES and RESTRICTED SHARE UNITS. Restricted Shares may be granted in the form of actual shares of Common Stock or Restricted Share Units having a value equal to an identical number of shares of Common Stock. In the event that a stock certificate is issued in respect of Restricted Shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment conditions and the length of the period for vesting of Restricted Shares or Restricted Share Units shall be reflected in the Award Agreement pursuant to which such Restricted Shares or Restricted Share Units are granted. The Committee shall determine in its sole discretion whether Restricted Share Units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.

11.
OTHER AWARDS. The Committee may grant types of equity-based Awards (including the grant or offer for sale of unrestricted shares of Common Stock and other performance shares) other than Stock Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares and Performance Share Units in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. The terms of such Other Awards shall be reflected in the Award Agreement pursuant to which such Other Award is granted.

12.	AWARDS UNDER THE PLAN.

12.1.
Award Agreements. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

12.2.
Rights as a Stockholder. The Award Agreement shall specify whether (and under what circumstances) a Participant (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award. Except as otherwise provided in Section 17, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

12.3.
Required Shareholder Consent. Unless otherwise approved by the Company’s stockholders, Stock Options and SARs will not be (x) repriced (other than in accordance with the adjustment provisions of Section 17.1), (y) repurchased for cash or other consideration, or cancelled in conjunction with the grant of a new Stock Option or SAR with a lower exercise price, in each case on a date when the exercise price of such Stock Option or SAR is equal to or exceeds the Fair Market Value a share of Common Stock or (z) be subject to automatic reload provisions.

13.	CHANGE IN CONTROL.

13.1.
Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, in which Awards are not assumed, substituted or otherwise continued, (i) the restrictions applicable to all Restricted Shares and Restricted Share Units shall lapse and such shares and share units shall be deemed fully vested, (ii) all Restricted Shares granted in the form of share units shall be paid in cash, (iii) all Performance Shares granted in the form of shares of Common Stock or Performance Share Units shall be deemed to be earned based on the level of actual performance through the date of the Change in Control with respect to all open performance periods, (iv) all Performance Shares granted in the form of share units shall be paid in cash, and (v) each Stock Option and SAR that is not exercisable in full shall be deemed fully vested and may be settled in cash. The amount of any cash payment in respect of an Award shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time, in each case, less the exercise price or reference price of a Stock Option or SAR. In addition, if the consideration paid to the Company’s stockholders in respect of any Change in Control transaction includes contingent value rights, the Committee may determine if the Awards (including as may be assumed, substituted or otherwise continued as set forth in the paragraph below) are (x) valued at the consummation of such Change in Control taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (y) entitled to a share of the contingent consideration. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

Unless otherwise provided in the applicable Award Agreement or the Committee determines otherwise, in the event of a Change in Control in which Awards are assumed, substituted or otherwise continued, the Awards will not automatically vest upon a Change in Control, but if a Participant’s employment is terminated by the Company or any successor entity thereto without Cause or resigns for Good Reason, in each case, within two (2) years after a Change in Control, (i) the restrictions applicable to all Restricted Shares and Restricted Share Units shall lapse and such shares and share units shall be deemed fully vested, (ii) all Performance Shares granted in the form of shares of Common Stock or Performance Share Units shall be deemed to be earned based on the level of actual performance through the date of the employment termination with respect to all open performance periods, and (iii) each Stock Option and SAR that is not exercisable in full shall be deemed fully vested. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

13.2.
A “Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below), (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (a) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (b) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board of Directors at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (a), (b) and (c) is referred to hereunder as a “Non-Control Transaction”); or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

14.
WITHHOLDING. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, in each case in an amount not to exceed the maximum individual tax withholding rates applicable to the Participant, as determined by the Company. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

15.
NONTRANSFERABILITY. No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any nonstatutory stock options granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. During the lifetime of the Participant, a nonstatutory stock option shall be exercisable only by the Participant or by the immediate family member or trust to whom such Stock Option has been transferred pursuant to the immediately preceding sentence. For purposes of the Plan, (i) the term “immediate family” shall mean the Participant’s spouse and issue (including adopted and step children).

16.
NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Company to make such payment from its general assets in accordance with the Plan, and no Participant shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.

17.	ADJUSTMENT OF AND CHANGES IN COMMON STOCK.

17.1.
The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 3.1 and shall adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates (including whether such Award may be terminated and settled by payment of cash) and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, or otherwise deems it appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock-split, reverse stock split, stock dividend, spin-off, split-up, combination or reclassification or exchange of the shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of the Company, including a Change in Control or any extraordinary dividend or distribution. After any adjustment made pursuant to this Section 17.1, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee and consistent with the requirements of applicable tax law. Notwithstanding anything in the Plan to the contrary, any adjustments, modifications or changes of any kind made pursuant to this Section 17.1 shall be made in a manner compliant with Section 409A of the Internal Revenue Code (“Section 409A”).

17.2.
Except as provided in Section 3.1 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

17.3.
There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 3.1, as adjusted by 17.1) or other property that may be delivered pursuant to any Award.

18.
AMENDMENT. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b‑3 under the Exchange Act, and that such amendments shall be effected in a manner compliant with applicable tax law and subject to Section 23 of the Plan.

19.
EFFECTIVE DATE AND TERMINATION. This 2018 Long-Term Incentive Plan of CONMED Corporation is effective as of the Effective Date. Subject to earlier termination pursuant to Section 18 of the Plan or by the action of the Board of Directors, the Plan shall remain in effect until June 30, 2028.

20.
PURCHASE FOR INVESTMENT. Each person acquiring Common Stock pursuant to any Award may be required by the Company to furnish a representation that he or she is acquiring the Common Stock so acquired as an investment and not with a view to distribution thereof if the Company, in its sole discretion, determines that such representation is required to ensure that a resale or other disposition of the Common Stock would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

21.
AWARDS THROUGH THE ASSUMPTION OF OR IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES. Awards may be granted under the Plan through the assumption of or substitution for awards held by employees of a company who become employees of the Company or any subsidiary as a result of the merger or consolidation of the employer company with the Company or any subsidiary, or the acquisition by the Company or any subsidiary of the assets of the employer company, or the acquisition by the Company or any subsidiary of stock of the employer company as a result of which it becomes a subsidiary. The terms, provisions, and benefits of the assumed or substitute Awards so granted may vary from the terms, provisions, and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards assumed or in substitution for which they are granted. The vesting requirement of Section 6(a) shall not apply to Awards that are assumed or substituted for in connection with this Section 21.

22.	GOVERNING LAW. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

23.
SECTION 409A. It is the Company’s intent that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A and that agreements evidencing Awards be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), to the extent required by Section 409A, such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six-month period specified in the preceding sentence will be paid to the Participant in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Participant upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change in Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Participant upon disability, then no payment shall be made pursuant to such Award unless such disability constitutes “disability” within the meaning of Section 409A; provided that if such disability does not constitute “disability” within the meaning of Section 409A, then the Award shall still fully vest upon such disability, but shall be payable upon the original schedule contained in the Award. Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A.

24.
FOREIGN PARTICIPANTS. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules applicable to Awards to Participants who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules and (b) cause the Company to enter into an agreement with any local subsidiary pursuant to which such subsidiary will reimburse the Company for the cost of such equity incentives.

25.
OTHER PAYMENTS. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

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Heather L. Cohen
Secretary
ConMed Corporation
525 French Road
Utica, New York 13502
Direct Dial (315) 624-3215

April 12, 2018

To: Owners of CONMED Stock Fund held in CONMED's Retirement Savings Plan

As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of CONMED Corporation (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of the CONMED Common Stock Fund owned by you in the Retirement Savings Plan (the “Shares”) will be voted.

Enclosed with this letter is a voting instruction ballot, which will permit you to vote the Shares. The Proxy Statement and Annual Financials are available at www.investorvote.com/CNMD. After you have reviewed the Proxy Statement, we urge you to vote your Shares by marking, dating, signing and returning the enclosed voting instruction ballot, no later than May 14, 2018, to:

Proxy Services
c/o Computershare Investor Services
P.O. Box 30202
College Station, TX 77842-9909

Computershare will certify the totals to Fidelity Investments (“Fidelity”) for the purpose of having those shares voted by Fidelity.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Shares are not received, the Shares will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

**Please note that the enclosed material relates only to those shares which you own under the Retirement Savings Plan. You will receive separate voting material for shares related to other plans that are voted independently from this ballot.

Sincerely,

/s/ Heather L. Cohen

Heather L. Cohen
Secretary

525 French Road , Utica, New York 13502 ● 315-797-8375 ● 800-765-8375

CONMED Corporation

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:59 a.m., Eastern Time, on May 23, 2018.

Vote by Internet

- Go to **www.investorvote.com/CNMD**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David Bronson	☐	☐	02 - Brian P. Concannon	☐	☐	03 - Charles M. Farkas	☐	☐
04 - Martha Goldberg Aronson	☐	☐	05 - Curt R. Hartman	☐	☐	06 - Dirk M. Kuyper	☐	☐
07 - Jerome J. Lande	☐	☐	08 - Mark E. Tryniski	☐	☐	09 - John L. Workman	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02SSTB

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of
CONMED Corporation Shareholders
May 23, 2018 2:00 p.m. Local Time
CONMED Corporation
525 French Road, Utica, NY

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONMED Corporation

Notice of 2018 Annual Meeting of Shareholders

525 French Road, Utica, NY
Proxy Solicited by Board of Directors for Annual Meeting — May 23, 2018

Todd W. Garner and Daniel S. Jonas, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CONMED Corporation to be held on May 23, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all portions of items 1, 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.